Exhibit 10.01

SUBLICENSE AND LICENSE AGREEMENT

BETWEEN

NIPPON KAYAKU CO., LTD.

AND

NEOPHARM, INC.

SUBLICENSE AND LICENSE AGREEMENT (this “Agreement”) dated as of December 28, 2004 by and between Nippon Kayaku Co., Ltd., a corporation organized under the laws of Japan with principal offices located at Tokyo Fujimi Building, 11-2, Fujimi 1-chome, Chiyoda-ku, Tokyo 102-8172, Japan (“NK”) and NeoPharm, Inc., a Delaware corporation with principal offices located at 150 Field Drive, Suite 195, Lake Forest, Illinois 60045 (“NeoPharm”).

WITNESSETH:

WHEREAS, NK is engaged in the research, development, manufacture and commercialization of pharmaceuticals for the treatment of diseases in humans; and

WHEREAS, NeoPharm is engaged in the research and development of proprietary drug products, including, but not limited to, IL13-PE38QQR (“IL13”), for the treatment of cancer, and in connection therewith has obtained the rights to such products and has developed and licensed know-how, technology and other intellectual property relating thereto; and

WHEREAS, NK would like to obtain a sublicense and a license to the technology, patents, know-how and certain other intellectual property owned or controlled by NeoPharm to research, develop and commercialize products containing IL13 (as defined below) in the Territory (as defined below); and

WHEREAS, NeoPharm has agreed to exclusively sublicense and license to NK the Licensed Technology (as defined below) in the Territory.

NOW, THEREFORE, in consideration of the foregoing and of the payments, representations, covenants and promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 “Affiliate” shall mean any Person that, directly or indirectly through one or more intermediates, controls, is controlled by, or is under common control with the Person specified.  For the purposes of this definition, control shall mean with respect to a Person, the direct or indirect ownership of (i) greater than fifty percent (50%) of the voting capital or shares entitled to vote for the election of directors of the Person or (ii) greater than fifty percent (50%) of ownership interest of the Person, or (iii) the ability to direct the management and operations of the Person.

1.2 “Agreement” shall mean this Agreement.

1.3 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of any governmental unit or any political subdivision thereof), any tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization.

1.4 “BLA” shall mean a Biologics License Application filed with the FDA.

1.5 “cGMP” shall mean current good manufacturing practices of the FDA, including compliance with the FD&C Act, 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, policies and guidelines in effect at a given time.

1.6 “Claims” shall mean any and all claims, suits, proceedings, liabilities, losses, damages, penalties, fines, assessments, expenses and costs of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, including, without limitation, costs of settlement, reasonable attorneys’ fees and related costs and expenses and any liabilities for claims of personal injury, illness, death or property damage suffered or incurred by an indemnified Party hereunder.

1.7 “Commercialize” or “Commercialization” shall mean those activities relating to the promotion, marketing and sale of Products following Governmental Approval to market Products, but with respect to NK shall not include manufacturing of IL13 or any Product.

1.8 “Commercially Reasonable Efforts” shall mean reasonable best efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life of similar market potential taking into account the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product and alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market by market basis for a particular Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product and the market involved.

1.9 “Confidential Information” shall mean any and all data and information of a proprietary or confidential nature that are owned or controlled by any Party or their respective Affiliates and are made available by one Party or its Affiliates to the other Party or its Affiliates prior to the Term or during the Term and the Additional Term and that are directly or indirectly related to the IL13 and/or Products or the development, use or sale thereof, including, but without limitation, clinical or non-clinical data, formulations, customer lists, supplier lists and pricing information.  Confidential Information shall not include information which:

(a)           was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

(b)           either before or after the date of the disclosure to the receiving Party, is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated Third Party whose disclosure of such information does not violate any obligation to, or right of, the Party owning or controlling the Confidential Information; or

(c)           either before or after the date of the disclosure to the receiving Party, becomes published or generally known in the industry through no fault or admission on the part of the receiving Party or its Affiliates or their employees or agents; or

(d)           can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or

(e)           is disclosed by the receiving Party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided that the receiving Party notifies the other Party immediately upon receipt thereof (and provided that the disclosing Party furnishes only that portion of the information which it is advised by counsel is legally required and impose such obligations of secrecy as are possible in that regard); or

(f)            is required to be disclosed by a Party under any statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, that the disclosing Party uses reasonable efforts to obtain confidential treatment of the Confidential Information.

1.10         “Controls” or “Controlled” shall mean, with respect to any know-how or intellectual property right, that a Party controlling such owns or has a license to use such know-how or right and has the ability to grant licenses or sublicenses to such know-how or right without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.11         “Default” shall mean with respect to either Party that (i) any representation or warranty of such Party set forth in this Agreement shall have been untrue in any material respect when made or (ii) such Party shall have failed in the performance of any material obligation of such Party set forth herein.

1.12         “Develop” or “Development” shall mean those activities related to the preclinical or clinical development of IL13 and/or Products and obtainment and preservation of Governmental Approvals for Products.

1.13         “Development Data” shall mean preclinical and clinical data possessed as of the Effective Date and generated after the Effective Date by or on behalf of either Party, its Affiliates or sublicensees in the Development of IL13 and/or Products.

1.14         “Development Plan” shall mean the plan attached hereto as Exhibit B providing for the Development of IL13 and/or Products by NK, as the same may be amended from time to time by the JSC.

1.15         “Effective Date” shall mean the date of this Agreement.

1.16         “FDA” shall mean the United States Food and Drug Administration and any successor agency.

1.17         “Field of Use” shall mean, for each patent or application included in the Licensed Patent Rights listed on Exhibit A hereto, the field of use designated on Exhibit A for such patent estate, and for any other Licensed Technology, the “Field of Use” shall mean the field of use for treating human cancer.

1.18         “First Commercial Sale” shall mean the initial transfer by or on behalf of NK or its Affiliates in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

1.19         “Force Majeure” shall mean acts of God; acts, regulations, orders, decrees or laws of any government or agency thereof that are not due to or caused by any action or inaction of the Party claiming the benefit of force majeure where such action or inaction is in violation of such Party’s obligations under this Agreement or Applicable Laws; war; terrorist acts, damage to or destruction of facilities; labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle); epidemic; civil commotion; and failure of suppliers, public utilities or common carriers; provided, however, that notwithstanding the existence of such a Force Majeure event, the Party affected shall have used, and shall continue to use throughout the duration of the event, all reasonable efforts to avoid the occurrence of the event and to remedy it promptly once it shall have occurred.

1.20         “Governmental Approvals” shall mean any approvals, licenses, registrations, authorizations, or equivalents, of any United States or Japanese, as applicable, Governmental Authorities that are necessary for the manufacture, use, storage, transport, export, import, clinical testing and/or sale of the Product in the Territory or the United States, as applicable.

1.21         “Governmental Authorities” shall mean all federal or local governmental entities, agencies, departments, bureaus or other governmental authorities.

1.22         “IL13” shall mean hIL13-PE38QQR and/or cphIL13-PE38QQR.

1.23         “Japanese NHI Reimbursement Price” shall mean the public drug price determined by the MHLW.

1.24         “JSC” shall mean the Joint Steering Committee having the responsibilities set forth in Article 3.

1.25         “Joint Invention” shall mean each invention or discovery related to IL13 and/or the Product acquired or developed jointly (as determined by U.S. law of inventorship) by the Parties (together with their employees, consultants and researchers).

1.26         “License Fees” shall mean the payments to be made by NK to NeoPharm as detailed in Section 4.1.

1.27         “Licensed Patent Rights” shall mean:

(a)           Rights in the Territory to the patent applications and Japanese patents NeoPharm has licensed from Licensors, as stated in Exhibit A as such and all patents issuing from such applications, in each case within the Field of Use identified for each such patent estate.  NeoPharm shall not amend Exhibit A without the prior written consent of NK, which consent shall not be unreasonably withheld; provided, however, that NeoPharm may amend Exhibit A from time to time if NeoPharm acquires rights to additional patents and patent applications within the respective Field of Use and in the Territory or PHS exercises the right to modify NeoPharm’s license to the Licensed Patent Rights according to 35 U.S.C. §209(f)(4).

(b)           To the extent that the following contain one or more claims directed to the invention or inventions disclosed in (a) above that also relate to IL13 and/or Product within the respective Field of Use:  (i) all divisions and continuations-in-part of (a) above; (ii) all divisions and continuations of these continuations-in-part; (iii) all patents issuing from such continuations-in-part, divisions and continuations; and (iv) any reissues, reexaminations and extensions of such patents; in each case only to the extent NeoPharm has or obtains rights thereto in the Territory.

1.28         “Licensed Technology” shall mean any technology, know-how and other intellectual property (other than Trademarks) directed to IL13 and/or Products, formulations and/or methods Controlled on the Effective Date or to be Controlled during the Term and the Additional Term by NeoPharm or its Affiliates which are necessary or useful to research, Develop, use or Commercialize IL13 and/or the Product in the Territory in the Field of Use and shall include the Licensed Patent Rights and any NeoPharm Data.

1.29         “Licensor” shall mean, for each patent or application included in the Licensed Patent Rights listed on Exhibit A hereto, the licensor to NeoPharm designated on Exhibit A for such patent estate.

1.30         “MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare, and any successor agency.

1.31         “Milestone Payments” shall mean the payments to be made by NK to NeoPharm upon occurrence of certain events as set forth in Section 4.2.

1.32         “NeoPharm Data” shall mean clinical, technical, scientific and medical information, knowledge, know-how, methods, and practices including, but without limitation, pharmacological, toxicological and clinical test data and results having application to IL13 and/or the Products in the Field of Use.

1.33         “NeoPharm Territory” shall mean the entire world excluding the Territory.

1.34         “Net Sales” shall mean [*] percent [*]% of the Japanese NHI Reimbursement Price for the Product sold by NK and its Affiliates to Third Parties (other than for the purpose of clinical studies); provided, however, that in case the Japanese pricing system changes from the Japanese NHI Reimbursement Price to another system, the Parties shall negotiate with each other about how to equitably determine net sales of Product.

1.35         “New Drug Application” or “NDA” shall mean (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially a pharmaceutical or biological therapeutic products or delivery systems or device filed with the FDA or Governmental Authorities in the Territory, as applicable, or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products, delivery systems and devices in the United States or the Territory, as applicable, including all information in drug master files related to such application(s), and (b) any related registrations with or notifications to the FDA or Governmental Authorities in the Territory, as applicable.

1.36         “NHI” shall mean the Japanese National Health Insurance.

1.37         “NK Data” shall mean any information, including, but not limited to, pre-clinical and clinical data, obtained by NK or its Affiliates in support of the Development and Commercialization.

1.38         “NK Technology” shall mean any technology, trade secrets, know-how and other intellectual property (other than Trademarks) directed to IL13 and/or Products, formulations and/or methods and any biological materials Controlled on the Effective Date or to be Controlled thereafter by NK or its Affiliates which are necessary or useful to research, Develop, use and Commercialize the Product and/or IL13 and shall include any NK Data.

1.39         “Party” shall mean NeoPharm or NK, as the case may be, and “Parties” shall mean NeoPharm and NK.

1.40         “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

1.41         “Phase I Study” shall mean a Phase I clinical trial to be conducted by NK the primary objective of which is to assess histological evidence of antitumor activity and

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corresponding drug toxicities in patients with recurrent resectable malignant glioma, as more fully described in the Development Plan.

1.42         “Phase II Study” shall mean a Phase II Study to be conducted by NK of Japanese patients with recurrent resectable malignant glioma to confirm the efficacy and safety with the optimal administration schedule of IL13 determined in the Phase I Study, as more fully described in the Development Plan.

1.43         “PHS” shall mean the United States Public Health Service.

1.44         “PRECISE” shall mean NeoPharm’s Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint.

1.45         “Product(s)” shall mean any pharmaceutical product containing IL13 as the active component, in any formulation or dosage.

1.46         “Regulatory Filings” shall mean, collectively, New Drug Applications, Biologics License Applications, Drug Master Files, New Drug Approvals and/or any other comparable filings as may be required by Governmental Authorities to obtain Governmental Approvals in the United States or the Territory, as applicable.

1.47         “Royalty” shall mean the royalty payments described in Section 4.3.

1.48         “Specifications” shall mean specifications for or concerning the quality, manufacturing, testing, and packaging of Products as set forth in the Governmental Approvals in the Territory for the Product, or as may be agreed upon by the Parties in writing from time to time.

1.49         “Supply Agreement” shall mean the supply agreement relating to supply from NeoPharm to NK of Products for sale by NK in the Territory, to be entered into by the Parties.

1.50         “Term” and “Additional Term” shall have the meaning set forth in Section 11.1.

1.51         “Territory” shall mean Japan.

1.52         “Third Party(ies)” shall mean any Person other than NK and/or NeoPharm or their respective Affiliates.

1.53         “Trademark” shall mean any trade name, logo or trademark (whether or not registered) together with all goodwill associated therewith.

1.54         “Valid Claim” shall mean a claim of a patent or patent application which has not lapsed, been canceled, withdrawn, abandoned or declared invalid by a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer and which would, but for this Agreement, be infringed by the use, sale, offer for sale and/or importation of IL13 and/or Products in the Territory during the Term and the Additional Term.

ARTICLE 2
SUBLICENSE AND LICENSE GRANT; TECHNOLOGY TRANSFER

2.1 Reserved NeoPharm Rights.  NeoPharm shall retain all its license rights, subject only to the sublicenses and licenses and any other rights expressly granted to NK hereunder, with respect to the Licensed Technology.

2.2 Sublicense and License Grants.  In consideration of the payment of the License Fee, Milestone Payments, Royalties and the other considerations described in this Agreement, and subject to Section 2.6 of this Agreement with respect to those Licensed Patent Rights for which the PHS is the Licensor, NeoPharm hereby grants to NK with respect to NeoPharm’s rights in and to the Licensed Technology, an exclusive sublicense, to the extent that such Licensed Technology is Controlled by NeoPharm with NeoPharm having obtained such Control, directly or indirectly, from a Third Party, and an exclusive license, to the extent that such Licensed Technology is Controlled by NeoPharm without NeoPharm having obtained such Control, directly or indirectly, from a Third Party, in each case within the Field of Use, and solely within the Territory, to research, develop, use, sell, offer for sale, promote and/or import IL13 and/or Products during the Term and the Additional Term. Such sublicense and license shall include rights to NK to designate its employees and the employees of its Affiliates to promote Products and to use Third Parties to inspect Products for receipt of shipment of Products.  NK acknowledges that the exclusive sublicense granted herein is subject to certain retained rights of the Licensors in some of the Licensed Patent Rights.

2.3 No Sublicenses.  Except to the extent expressly authorized by this Agreement, the sublicenses and licenses granted to NK by NeoPharm do not include any right to sublicense any of the Licensed Technology to any Third Party for any reason.

2.4 Transfer of Licensed Technology.  NeoPharm shall transfer to NK the Licensed Technology within forty-five (45) days after the Effective Date, and to assist NK in such transfer by instructing and/or assisting NK’s supervisory employees in the use and understanding of such technology and data at NeoPharm’s facilities in Waukegan, Illinois, USA, or such other location as shall be mutually agreed upon between the Parties.  Such transfer shall be free of charge, provided, however, NK will pay to NeoPharm per diem fees based upon NeoPharm’s standard cost recovery per NeoPharm person, per day, plus travel and related expenses incurred in connection with the transfer of the Licensed Technology for any such assistance given to NK by NeoPharm at NK’s request.

2.5 Early Termination.  In the event that this Agreement shall be terminated prior to the expiration of the Term, NK’s sublicenses and licenses pursuant to this Article 2 shall terminate and all rights shall revert to NeoPharm as provided in this Agreement.  For Licensed Patent Rights for which the PHS is the Licensor, if NeoPharm’s license to any such patent estate is terminated, NK may terminate this Agreement entirely or as to such sublicense of such PHS patent estate, and NK may, at NK’s option, seek to convert such sublicense to a direct license between NK and PHS upon termination of NeoPharm’s license with PHS.  If NK elects to convert the sublicense, such conversion will be subject to PHS approval and contingent upon acceptance by NK of the remaining provisions of NeoPharm’s license with PHS.

2.6 Reserved Government Rights.

(a)           As to Licensed Patent Rights for which PHS is the Licensor to NeoPharm, PHS has reserved on behalf of the United States government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the United States government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the United States government is a signatory.  Prior to the First Commercial Sale, NK agrees to provide to NeoPharm the reasonable quantities of Products or materials made pursuant to the Licensed Technology that NeoPharm is required to provide to PHS for PHS research use including for human clinical trials, but not for purposes of commercial development, manufacture or distribution.

(b)           In the event that Licensed Patent Rights are Subject Inventions (as defined in the PHS License Agreement) made under a Cooperative Research and Development Agreement (CRADA), NK grants to the United States government, pursuant to 15 U.S.C. §3710a(b)(2), a nonexclusive, nontransferable, irrevocable, paid-up license to practice such Licensed Patent Rights or have such Licensed Patent Rights practiced throughout the world by or on behalf of the United States government.  In the exercise of such license, the United States government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.  Prior to the First Commercial Sale, NK agrees to provide PHS reasonable quantities of Product(s) or materials made through the Licensed Technology for PHS research use.

(c)           PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the Licensed Patent Rights.  NeoPharm may not unreasonably deny PHS requests for a Research License (as defined in the PHS License Agreement) from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible.  If requested by NK, NeoPharm, on behalf of NK, will request an opportunity for NK to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

(d)           In addition to the reservations in Section 2.6(a) above, PHS has reserved the right to grant nonexclusive Research Licenses (as defined in NeoPharm’s licenses with PHS) directly or to require NeoPharm to grant nonexclusive Research Licenses on reasonable terms.  The purpose of a Research License is to encourage basic research, whether conducted at an academic or corporate facility.  In order to safeguard the Licensed Patent Rights, however, PHS shall consult with NeoPharm, and NeoPharm agrees to advise NK and permit NK to comment, before granting to commercial entities a Research License or providing to them research samples of materials made pursuant to the Licensed Patent Rights.

2.7 Cooperation with NeoPharm; Conflict.

(a)           NK agrees that it will provide such cooperation to NeoPharm as NeoPharm shall reasonably determine is required for NeoPharm to perform NeoPharm’s obligations to its Licensors under its respective license agreements.  To the extent there is a conflict between this Agreement and the terms of the agreements attached hereto as Exhibit E NeoPharm’s two agreements L-162-02/0 and L-226-96/0 with PHS (the “PHS Licenses”), the terms of the PHS Licenses shall control.

(b)           NK agrees that the obligations of NeoPharm to PHS under paragraphs 5.01-5.04, 8.01, 10.01-10.04, 12.05, and 13.07-13.09 of NeoPharm’s agreement L-162-02/0 with PHS (copies of which are attached as Exhibit C) shall be binding upon NK as if NK were a party to NeoPharm’s agreement L-162-02/0 with PHS.

(c)           NK agrees that the obligations of NeoPharm to PHS under paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of NeoPharm’s agreement L-226-96/0 with PHS (copies of which are attached as Exhibit D) shall be binding upon NK as if NK were a party to NeoPharm’s agreement L-226-96/0 with PHS.

ARTICLE 3
DEVELOPMENT AND COMMERCIALIZATION

3.1 Joint Steering Committee.  The Parties shall form a joint steering committee (the “JSC”) consisting of three (3) members from each of NeoPharm and NK (with NeoPharm and NK having equal representation).  The JSC shall have the following responsibilities: (i) to establish policies for the Development and Commercialization of IL13 and/or Products in the Territory, (ii) to review, approve and monitor the Development Plan, (iii) to co-ordinate data exchange and preparation of Regulatory Filings, (iv) to monitor the Commercialization of Products in the Territory, and (v) such other activities as the Parties shall agree are appropriately decided by the JSC.

3.2 Meetings and Decisions of the Joint Steering Committee.  The chairperson of the JSC shall be designated annually by NK from one of its representatives on the JSC.  Each Party shall designate one of its JSC representatives as its “Key Contact” and all communications between the Parties will be directed through the Key Contacts.  A secretary will be appointed by the JSC for each meeting and shall be responsible for the minutes of the meeting.  The JSC shall meet no less frequently than once per year.  The meeting may be held by video or audio conference with the consent of the Parties.  Decisions of the JSC shall be made by vote of a majority of the representatives of each Party.  In the event the JSC is unable to reach agreement on any issue, the issue shall be referred to the Chief Executive Officer of NeoPharm and the Head of Pharmaceuticals Group of NK for resolution.  All decisions of the JSC shall be consistent with the Development Plan and shall be reached in good faith.  NeoPharm shall not have any right to compel NK to conduct any Development which has not been approved by the JSC.

3.3 Development Plan.  Prior to the Effective Date, NK has prepared and NeoPharm has approved, the Development Plan for the Territory (as set forth as Exhibit B).  The goal of the Development Plan is to maximize Product potential in the Territory through coordinated, efficient and cost effective Development and Commercialization.  The Development Plan

includes [*].  The Development Plan will be updated on an annual basis and, when necessary in consideration of the progress of the Development, from time to time by mutual agreement of the Parties.  On or before [*]of each year, NK will submit to the JSC an updated schedule for the Development of IL13 and/or Products in the Territory for the following year, which updated Development Plan shall be subject to the review and approval of the JSC.

3.4 Data.  At each meeting of the JSC, and upon written request at any other time, the Parties shall exchange written summaries of all Development Data obtained to date. Upon request, each Party shall provide the other Party with access to Development Data in such detail as shall be reasonably necessary to allow the other Party to use the Development Data in support of its Development and Commercialization of IL13 and/or Products in its respective territory.  All Development Data shall be considered Confidential Information of the disclosing Party.  The Parties shall maintain all Development Data, related records, documents and raw data in sufficient detail and in good scientific manner as will properly reflect all works done and results achieved in the performance of the Development.

3.5 Cooperation; Combining Study Results.

(a)           NK shall conduct Development of IL13 and/or Products in the Territory and NeoPharm shall conduct Development of IL13 and/or Products in the NeoPharm Territory.  In their Development of IL13 and/or Products, each Party may collaborate or consult with researchers and investigators and contract for clinical studies without regard to territory restrictions, but in no event will NK conduct clinical trials outside of the Territory, without the prior written approval of NeoPharm.

(b)           It is the intention of the Parties that upon NK’s completion of the Phase I Study and the Phase II Study, and upon NeoPharm’s completion of the PRECISE trial, NeoPharm shall provide NK with the PRECISE trial results so that, on the basis of the combined Phase I Study, Phase II Study and PRECISE trial results, NK shall be able to apply to the applicable Governmental Authorities to obtain all necessary Governmental Approvals to Commercialize the Product in the Territory.

3.6 Development Assistance.  NK may request that NeoPharm conducts, on NK’s behalf, certain research and/or pre-clinical studies on IL13 and/or Products set forth in the Development Plan.  In the event NeoPharm has adequate personnel available, NeoPharm shall undertake to conduct such research and/or pre-clinical studies on NK’s behalf.  NK will compensate NeoPharm in accordance with NeoPharm’s standard per diem fees which will be calculated on the basis of the amount of time per NeoPharm personnel full-time equivalent is devoted to such research and/or pre-clinical studies.

3.7 Commercialization.  The JSC shall monitor, review and, if found acceptable, approve the Commercialization of Products in the Territory, including, but not limited to, all medical claims relating to the Products.  All matters relating solely to local issues of promotion,

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advertising, or other issues relating solely to the sales process for Products in the Territory, may be decided by NK in NK’s sole business judgment.

3.8 Reporting.  NeoPharm and NK shall each promptly notify the other Party of any events that occur in their respective territories which are required to be reported to any Governmental Authorities in the respective Parties’ territories under any Applicable Laws, including, but not limited to, 21 CFR 314.80, 600.14 and 600.80 of the United States (as such requirements may be amended from time to time) and any similar or equivalent reporting requirements to Governmental Authorities in the Territory.

3.9 Development Cost.  NK shall be solely responsible for all costs for Development and Commercialization of IL13 and/or Product in the Territory, including, but not limited to, any costs associated with pre-clinical studies and clinical studies, any other studies or research projects and all in-house studies with the exception, however, that any IL13 (if requested by NK, in the form of a pharmaceutical preparation in vials and with labels, which labels shall be furnished by NK to NeoPharm) reasonably required by NK to conduct its pre-clinical studies, if any, Phase I Study and Phase II Study shall be provided by NeoPharm at NeoPharm’s cost.

ARTICLE 4
LICENSE FEES, MILESTONE PAYMENTS AND ROYALTIES

4.1 License Fees.

(a)           Upon execution of this Agreement, NK shall pay to NeoPharm a one-time, nonrefundable license fee payment of Two Million U.S. Dollars (US $2,000,000).  The above payment shall be made within fifteen (15) days of execution of this Agreement.

(b)           Upon NK’s filing for registration of any Product with the MHLW or other appropriate Governmental Authority for the first time, NK shall, within fifteen (15) days of such filing, pay to NeoPharm an additional one-time, non-refundable license fee payment of Two Million U.S. Dollars (U.S. $2,000,000).

(c)           Upon first publication of the Japanese NHI Reimbursement Price by the MHLW, NK shall, within fifteen (15) days of such publication, pay to NeoPharm an additional one-time, non-refundable license fee payment of Four Million U.S. Dollars (U.S. $4,000,000).

4.2 Milestone Payments.  Within thirty (30) days after the first occurrence of each of the applicable milestones set forth below, NK shall pay to NeoPharm the corresponding payments (the “Milestone Payments”):

EVENT	PAYMENT
• Upon cumulative Net Sales of the Products in the Territory reaching $[*] within [*]	$[*]
• If cumulative Net Sales of Products in the	$[*]
Territory fail to reach $[*] within [*] then, upon cumulative Net Sales reaching $[*]

•      In the event cumulative Net Sales of Products in the Territory fail to reach $[*] within [*], but do reach such level thereafter, then upon annual Net Sales of Products in the Territory reaching $[*]

$[*]

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Each Milestone Payment shall be paid only once and then only upon the first occurrence of the event requiring such payment, and shall not be payable again upon subsequent occurrences of such event.

4.3 Royalties to NeoPharm.

(a)           In consideration for NK’s sublicensing and licensing of the Licensed Technology in the Territory, NK shall pay to NeoPharm a royalty (the “Royalty”) on all Net Sales of Products in the Territory at the rate of [*] percent [*]% commencing with the First Commercial Sale of a Product in the Territory and continuing for the balance of the Term, as defined in Section 11.1.  During any Additional Term, as defined in Section 11.1, NK shall pay a Royalty on all its Net Sales of Products in the Territory at the rate of [*] percent [*]%; provided, however, that, if any Valid Claim of Licensed Patent Rights in the Territory exists during the Additional Term, the rate shall be [*] percent [*]%until all of the Valid Claim of Licensed Patent Rights in the Territory cease to exist.  Following the expiration of NK’s obligations to pay Royalties to NeoPharm, NK shall have no further rights under this Agreement or otherwise to research, develop, use, sell, offer for sale, promote or import IL13 and/or Product in the Territory and all such rights shall immediately revert exclusively to NeoPharm.

(b)           In the event any of the Products are packaged or combined with any other products for sale in the Territory, the Royalties payable with respect to sales of such Product shall be calculated on the price of the Product as if such Product had continued to be sold alone.

(c)           Royalties payable hereunder will be paid to NeoPharm not later than fifteen (15) days following the date when IMS JAPAN K.K. having its head office at Aobadai Hills, 7-7, Aobadai 4-chome, Meguro-ku, Tokyo 153-0042, Japan issues IMS which sets forth the quantities of Products sold by NK for each calendar quarter, but in no event more than forty-five (45) calendar days following the end of each calendar quarter and each such payment shall be accompanied by a report in writing showing the period to which such payment applies, the quantities of Products sold by NK during such calendar quarter, the total Net Sales for the period and the Royalties due on such Net Sales to NeoPharm.

4.4 Taxes.  All amounts owing to NeoPharm on account of License Fees, Milestone Payments and Royalties as specified in this Agreement shall be paid net of all applicable taxes,

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fees and similar charges, if any, owed by NeoPharm and that are required to be withheld by NK under Applicable Laws.  If Applicable Laws require that NK withholds taxes, fees, or similar charges owed by NeoPharm, NK shall (i) deduct those amounts from the License Fees, Milestone Payments and Royalties, (ii) timely pay the amounts to the proper authority(ies), and (iii) send proof of payment to NeoPharm and certify its receipt by the proper authority(ies) within sixty (60) days following that payment.  NK shall use its reasonable best efforts to ensure that NeoPharm is credited, and can use said credit, for any amounts paid or withheld by NK on behalf of NeoPharm.

4.5 Currency of Payment.  All payments to be made by NK to NeoPharm hereunder shall be made in U.S. Dollars.  Net Sales shall be first determined in Japanese Yen and shall be converted quarterly into an amount in U.S. Dollars based on the exchange rate of the Yen to the Dollar as published by the Wall Street Journal, Asian Wall Street Journal edition, on the day preceding payment in the case of License Fees and Milestone Payments, and as of the last day of the calendar quarter for which Royalties are being paid.

ARTICLE 5
SUPPLY

5.1 Pre-clinical and Clinical Supply.  NeoPharm shall, free of charge, supply IL13 (if requested by NK, in the form of a pharmaceutical preparation in vials and with labels, which labels shall be furnished by NK to NeoPharm) to NK for NK’s pre-clinical, Phase I Study and Phase II Study as set forth in the Development Plan in the vial sizes and quantities set forth in the Development Plan.  NeoPharm may elect to contract with any qualified FDA approved Third Party for such manufacture and supply.  Such pharmaceutical preparation to be supplied to NK shall have the specifications stipulated by NeoPharm and meeting the standard of the Japanese applicable regulations.

5.2 Supply Following Approval; Limitation on Cost.  After NK shall obtain Governmental Approval for the sale of Product, NeoPharm shall, or shall cause the qualified FDA Third Party manufacturer designated by NeoPharm (the “Primary Manufacturer”) to, supply Products (in the form of a finished pharmaceutical preparation in vials and with labels, which labels shall be furnished by NK to NeoPharm) to NK at a price of [*]; the price to be adjusted [*]), in accordance with the terms set forth in the Supply Agreement; provided, however, that if NK has obtained additional Governmental Approval for the sale of the additional Product the formulation of which is different from such Product, the price to be charged by NeoPharm per vial for supplying such additional Product shall be as agreed by the Parties after good faith negotiations, unless otherwise provided for herein.  Prior to Commercialization of Product and thereafter, NK will submit to NeoPharm rolling forecasts of its requirements for the Products followed by firm orders in accordance with the terms set forth in the Supply Agreement at such times and frequencies as the Parties shall mutually agree shall be necessary to enable NeoPharm, or its subcontractor, to plan its manufacturing activities in order to maximize efficiency and reduce costs and supply NK with its reasonable requirements

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for Product.  The price charged to NK for Products by NeoPharm shall be on a Delivered Duty Unpaid Narita Airport, Japan basis (DDU: Incoterms 2000). Notwithstanding any other provision in this Agreement, in no event shall the price charged to NK for Products by NeoPharm, when added to the Royalty (or the sum of the Royalty and the royalty or other payments paid by NK to the Third Party set forth in Section 8.4(d), if applicable), exceed [*] percent [*]% of NK’s Net Sales.  Shipment of Products from NeoPharm to NK shall be made on a Delivered Duty Unpaid Narita Airport, Japan basis (DDU: Incoterms 2000) by NeoPharm.  NeoPharm shall, or shall cause the Primary Manufacturer and the Back-Up Manufacturer (as defined in Section 5.6) to, manufacture and supply the Products in accordance with (i) the Specifications, (ii) the applicable Governmental Approvals, as may be amended from time to time, (iii) cGMP requirements and (iv) all other Applicable Laws.  With respect to Specifications for or concerning the quality, manufacturing and testing of Product, NK will endeavor to develop Product meeting specifications set forth in the Governmental Approvals in the United States for the Product.

5.3 Payments.  NK shall pay all amounts owing to NeoPharm for supply of Products within forty-five (45) days from receipt of the Products and the accompanying invoice.

5.4 No Manufacturing by NK.  The sublicense and license granted to NK by NeoPharm under this Agreement shall not include or be deemed or considered to include any right to manufacture or contract with any entity other than NeoPharm for the manufacture of IL13 and/or any Product; provided, however, that in the event NeoPharm, for any reason, other than a Force Majeure event, is unable to supply at least [*] percent [*]% of NK’s total order requirement of the Products for a period of [*] consecutive months or [*] percent [*]% of NK’s total order requirements of the Products for a period of [*], NK shall have the right to place its orders for Product directly with the Primary Manufacturer or, if the Primary Manufacturer shall be unable or unwilling to supply NK with Product, NK may place orders with any Back-Up Manufacturer (as hereinafter defined) in order to fulfill its requirements for Products; provided, however, that, upon NeoPharm certifying to NK that it again has the ability to supply NK’s requirements for Products, NK shall, within three (3) months of receipt of such notification, again obtain its requirements for Products exclusively through NeoPharm.  If NeoPharm is unable to supply the above mentioned amount of the Product for the above mentioned period for the reason of a Force Majeure event, other than a Force Majeure event relating to the Primary Manufacturer and the Back-Up Manufacturer, NeoPharm shall procure the Product from the Primary Manufacturer or the Back-Up Manufacturer and supply it to NK in the amount necessary to avoid interruption, delay or failure of sales of the Product by NK in the Territory.

5.5 Supply Agreement.  The Parties shall negotiate with each other in good faith about the terms of the Supply Agreement and enter into the Supply Agreement within one (1) year from the Effective Date. Specific details regarding NeoPharm’s obligation to supply Products shall be set forth in the Supply Agreement.

5.6 Back-Up Manufacturer.  Prior to NK’s first Regulatory Filing of a New Drug Application for Products in the Territory, NeoPharm shall have completed the process whereby a second FDA approved Third Party shall become qualified to produce Products (the “Back-Up

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Manufacturer”) in the event that the Primary Manufacturer is, for any reason, unable or unwilling to supply NeoPharm or NK with Product.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties of the Parties.

Each of NeoPharm and NK represents and warrants to the other, as of the Effective Date, as follows:

(a)           It is duly organized and validly existing under the laws of its place of organization and has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to carry out its responsibilities hereunder.

(b)           The execution, delivery, consummation and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not (i) require any consent or approval of its stockholders or partners, (ii) violate any Applicable Laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(c)           This Agreement is a legal, valid and binding obligation of such Party and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to such Party in connection with its execution, delivery and performance of this Agreement.

6.2 Representations and Warranties of NeoPharm.

NeoPharm represents ant warrants that:

(a)            NeoPharm Controls (with the right to grant sublicenses consistent with those granted NK hereunder) the Licensed Technology, including, but not limited to, the Licensed Patent Rights, and has obtained the written approval of any applicable Licensor to the sublicense of any Licensed Patent Rights hereunder.

(b)           NeoPharm has not granted, and during the Term and the Additional Term will not grant, any right to a Third Party under the Licensed Technology in the Territory within the Field of Use that would conflict with any of the rights granted to NK under this Agreement.

(c)           To NeoPharm’s knowledge, it has not received any material communication or assertion from or by any Third Party relating to the validity, enforceability or infringement of any of the Licensed Patent Rights and/or that the practice in the Territory in the Field of Use of the inventions claimed in the Licensed Patent Rights and/or comprising the Licensed Technology infringes the rights of any Third Party.

(d)           To NeoPharm’s knowledge, there are no actions currently asserted or, to NeoPharm’s knowledge, threatened by any Third Party involving, questioning and/or relative to:  (i) NK’s right to use and/or receive from NeoPharm the exclusive sublicense under this Agreement; and/or (ii) NeoPharm’s ability to enter into this Agreement and perform its obligations hereunder.

(e)           NeoPharm has conducted all studies for IL13 and/or the Products (“NeoPharm’s Clinical Studies”) in substantial compliance with Good Laboratory Practices and all applicable Federal, state and local laws, rules, regulations and guidelines governing the conduct of clinical studies.  To NeoPharm’s knowledge, neither NeoPharm nor any of the investigators, institutions, laboratories, clinical research organizations or other individuals or entities participating in NeoPharm’s Clinical Studies have been or are “debarred” as such disclosures have been obtained in accordance with 21 CFR Part 54 from the investigators and/or institutions participating in NeoPharm’s Clinical Studies, to the extent applicable.

(f)            Notwithstanding anything appearing in this Agreement, NeoPharm does not: (i) warrant the validity or enforceability of the Licensed Patent Rights, (ii) make any representations whatsoever with respect to the scope of the Licensed Patent Rights, or (iii) represent or warrant either (A) that the practice of the Licensed Patent Rights within the Field of Use in the Territory, or (B) that the manufacture, importation, use, sale, or Commercialization of a Product and/or of IL13, will not infringe other patent rights or other intellectual property of Third Parties.

6.3 Covenants of NK.

(a)           NK covenants to use Commercially Reasonable Efforts to expeditiously Develop and Commercialize IL13 and/or Products in the Territory in the Field of Use, in accordance with the Development Plan.

(b)           NK will use Commercially Reasonable Efforts to expeditiously obtain Governmental Approvals to Develop and Commercialize IL13 and/or Products in the Territory in the Field of Use as set forth in the Development Plan and for such additional indications as shall be determined by the JSC, for which NK will Develop and Commercialize IL13 and/or Products in the Territory.

(c)           NK covenants to comply with all Applicable Laws relating to the Development and/or Commercialization of IL13 and/or Products in the Territory.

6.4 Covenants of NeoPharm.

(a)           NeoPharm covenants to use Commercially Reasonable Efforts to expeditiously Develop and Commercialize IL13 and/or Products in the United States.

(b)           NeoPharm will use Commercially Reasonable Efforts to expeditiously obtain Governmental Approvals to Develop and Commercialize IL13 and/or Products in the United States.

(c)           NeoPharm covenants to comply with all Applicable Laws relating to the Development and/or Commercialization of IL13 and/or Products in the United States.

6.5 WARRANTY DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO IL13 OR ANY PRODUCT.  NEOPHARM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THAT THE USE OF THE PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEOPHARM MAKES NO ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

6.6 LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCURRED BY EITHER PARTY AND ARISING FROM PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE PROBABILITY OF SUCH DAMAGES, WHETHER BASED ON AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, OR REPRESENTATION OR OTHER THEORY.

ARTICLE 7
RECORDS; AUDIT

7.1 Record Retention. NK shall keep complete, accurate and correct records in sufficient detail to permit NeoPharm to confirm the accuracy of the calculation of Net Sales and Royalties provided for in this Agreement.  Such records shall be retained for no less than a five (5) year period following the year in which any such payments were made hereunder.

7.2 Audit.  NeoPharm and any Licensor shall each have the right for a period of five (5) years after receiving any report, statement or payment with respect to Net Sales or Royalties, to obtain, at its expense, from an accountant or auditor selected by NeoPharm and agreed by NK an audit of all relevant records of NK to verify such report, statement or payment.  NK shall make its records available for inspection by such accountant or auditor during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from

NeoPharm or any Licensor, to the extent reasonably necessary to verify the accuracy of the reports and payments.  Neither NeoPharm nor any Licensor may exercise its inspection right more than once in any calendar year, nor more than once with respect to sales in any given period, unless a subsequent inspection reveals discrepancies which may have also occurred during such period.  Such accountant or auditor shall report to NeoPharm, or a Licensor, as the case may be, only as to the accuracy of the Net Sales computation and Royalty payments.  If the audit shows that NK has underpaid any Royalties by five percent (5%) or more, for any period covered by the audit, NK shall, in addition to promptly remitting to NeoPharm the amount of underpayment, (i) pay for the cost of such audit and (ii) pay interest to NeoPharm at a per annum rate equal to three percent (3%) above London Inter Bank, Offered Rate (LIBOR), as in effect on the date of such determination, on such underpayment from the date such amounts were accrued until the date such amounts are paid.  In the event the audit shows that NK has overpaid any Royalties due to NeoPharm hereunder, NK shall be allowed to deduct the amount of such overpayment from the next Royalty payment due to NeoPharm.  Such accountant or auditor must agree to hold in strict confidence all information concerning Royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such entity to reveal such information in order to allow NeoPharm to enforce its rights under this Agreement, perform its obligations to any Licensor(s), or disclosure is required by law.  The failure of NeoPharm to request verification of any report, statement or payment during the five (5) year period shall be considered acceptance of the accuracy of such report, and NK shall have no obligation to maintain records pertaining to such report, statement or payment beyond the five (5) year period.  The results of the inspection shall be binding on both Parties.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1 Trademarks.  Each Party shall market Products under its own Trademarks and the other Party shall have no right or interest in any such Trademarks.

8.2 Patent Prosecution of the Licensed Patent Rights.  Pursuant to the licensing agreements between NeoPharm and its Licensors, either NeoPharm or its Licensors have responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.

8.3 Patent Enforcement of the Licensed Patent Rights.

(a)           Each Party shall promptly notify the other Party upon becoming aware of any Third Party infringement of the Licensed Patent Rights.

(b)           NeoPharm or its applicable Licensors may, but shall not be obligated to, elect to enforce the Licensed Patent Rights against Third Parties and to defend the Licensed Patent Rights against any challenges worldwide, including challenges in the Territory, and NK shall assist and cooperate with NeoPharm or its applicable Licensors in any such enforcement or defense within the Territory.  NeoPharm or its applicable Licensors shall bear all associated costs and expenses (including attorneys’ fees) and retain any damages or recoveries with respect to any such actions outside the Territory.  NK shall reimburse NeoPharm or its applicable Licensors for all costs and expenses (including attorneys’ fees) incurred by NeoPharm or its applicable Licensors after the execution of this Agreement in the enforcement and/or defense of such action with respect to the Territory, and shall retain any damages or recoveries with respect to the Territory subject to the payment to NeoPharm or its applicable Licensors of 40% in total of any such damages or recoveries after deducting an amount equal to the above reimbursement made by NK to NeoPharm or its applicable Licensors.

(c)           Declaratory Judgments Relating to Licensed Patent Rights.  If a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patent Rights shall be brought against NK or raised by way of counterclaim or affirmative defense in an infringement suit brought by NK pursuant to this Agreement, NK may (i) defend the suit in its own name, at its own expense, and on its own behalf for presumably Valid Claims in the Licensed Patent Rights; (ii) in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (iii) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights; provided, however, that NeoPharm and its applicable Licensors shall have the first right to take such actions and shall have a continuing right to intervene in such suit.  If NeoPharm or its applicable Licensors do not notify NK of their intent to respond to the legal action within a reasonable time, NK will be free to do so.  NK shall take no action to compel NeoPharm or its applicable Licensors either to initiate or to join in any such declaratory judgment action.  NK may request that NeoPharm or its applicable Licensors initiate or join any such suit if necessary to avoid dismissal of the suit.  Should NeoPharm or its applicable Licensors be made a party to any such suit by motion or any other action of NK, NK shall reimburse them for any costs, expenses, or fees that they incur as a result of such motion or other action.  NK shall directly pay the attorneys or agents engaged to defend NeoPharm or its applicable Licensors in said action.  If NK elects not to defend against such declaratory judgment action, NeoPharm or its applicable Licensors, at their option, may do so at their own expense.  In all cases, NK agrees to keep NeoPharm and its applicable Licensors reasonably apprised of the status and progress of any litigation.  Before NK commences an infringement action, NK shall notify NeoPharm and its applicable Licensors and give careful consideration to the views of NeoPharm and its applicable Licensors and to any potential effects of the litigation on the public health in deciding whether to bring suit.

(d)           In the event that neither NeoPharm nor its applicable Licensors shall elect to undertake such enforcement and/or defense in the Territory, NK may, but shall not be obligated to, do so at its own expense. If NK decides to initiate suit to enforce the Licensed Patent Rights, NK must notify NeoPharm in writing.  NeoPharm or its applicable Licensors shall have a continuing right to intervene in such suit.  NK will take no action to compel NeoPharm or any applicable Licensor to join in any such suit for patent infringement.  If NeoPharm or any Licensor is made party to such a suit, NK agrees to reimburse them for any costs, expenses, or fees which they incur as a result of such suit, including any and all costs incurred by them in opposing joinder as a party to such suit.  In all cases, NK agrees to keep NeoPharm and its Licensors (as applicable) reasonably apprised of the status and progress of any litigation.  NK shall retain any damages or recoveries obtained from such action.

8.4 Third Party Actions.

(a)           Notice.  Each Party shall promptly notify the other Party upon becoming aware of any Third Party claim or action against NK and/or NeoPharm for infringement of Third Party Patent Rights through the making, having made, using, selling, or having sold Products.

(b)           NeoPharm as Named Party or NeoPharm and NK as Named Parties.  NeoPharm shall defend, or settle any action in the Territory naming NeoPharm or NeoPharm and NK and claiming the infringement of any Third Party Patent Right through the making, having made, using, selling or having sold any Products; provided, however, NeoPharm shall not settle any action in which NK shall be responsible for such settlement costs, as hereinafter provided, without NK’s prior written consent.  The Parties shall confer with each other and cooperate during the defense of any such action.  NK shall assist and co-operate with NeoPharm in the defense of any such action where only NeoPharm is named and, if NeoPharm finds it necessary to have NK join as a party, NK shall execute all papers or perform such other acts as may reasonably be requested by NeoPharm.  NK shall, at its own expense, be entitled to participate in and have counsel selected by it participate in any action in which NK is a named party along with NeoPharm. NeoPharm shall bear all associated costs and expenses (including attorneys’ fees) and pay all damages and settlement amounts with respect to the importation, making, having made, using, selling, offering to sell or having sold Products within the NeoPharm Territory.  NK shall bear all associated costs and expenses (including attorneys’ fees) incurred after the execution of this Agreement and pay all damages and settlement amounts with respect to the developing, using, selling or having sold Products in the Territory.

(c)           NK as Named Party.  NK shall defend any action which names NK but does not name NeoPharm and which claims the infringement of any Third Party Patent Right through the having made, using, selling or having sold Products in the Territory.  If necessary, and at NK’s expense, NeoPharm will assist and co-operate with NK in any such defense.  NK shall bear all costs and expenses (including attorneys’ fees) and all damages and settlement amounts arising out of or in connection with any such action other than those arising solely out of or in connection with any action with respect to the manufacture of IL13 and/or a Product, which shall be NeoPharm’s responsibility.

(d)           Notwithstanding the provisions of Sections 8.4(b) and 8.4(c) hereof, NK may deduct from Royalty due pursuant to Section 4.3(a) the amount of royalty or other payments paid by NK to the Third Party caused by the claim of the infringement of the Third Party Patent Right; provided, however, that such deduction by NK shall not reduce the amount of Royalty due to NeoPharm under Section 4.3(a) by more than [*]% in any year.  In the event that the deduction by NK would exceed [*]% of the Royalty payable to NeoPharm in any year, the unreimbursed royalty or other payments in excess of [*]% may be carried over as a credit, on the same basis, into succeeding calendar years.

8.5 New Inventions.

Subject to the retained rights of NeoPharm’s Licensors delineated in Section 2.6 of this Agreement, NK and NeoPharm agree that:

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(a)           Intellectual property rights regarding any invention conceived solely by either Party during the Term and the Additional Term shall be solely owned by such Party, and the other Party shall have no rights in or to such invention other than those rights specifically granted to such other Party hereunder.  The Party who conceived the invention shall have the right to prosecute and maintain, in its sole discretion and at its own expenses, all patent application or patent regarding such invention in any country in the world;

(b)           Intellectual property rights regarding any Joint Invention shall be jointly owned by the Parties and

(i)            NeoPharm agrees to take responsibility for, but to consult with NK, the preparation, filing, prosecution and maintenance of any and all Joint Invention patent applications and patents in the NeoPharm Territory.

(ii)           NK agrees to take responsibility for, but to consult with NeoPharm, the preparation, filing, prosecution and maintenance of any and all Joint Invention patent applications and patents in the Territory.

(iii)          Expenses in the NeoPharm Territory for the preparation, filing, prosecution and maintenance of Joint Invention patent applications and patents shall be borne by NeoPharm, and expenses in the Territory for the preparation, filing, prosecution and maintenance of Joint Invention patent applications and patents shall be borne by NK.

(iv)          With respect to Joint Inventions, except as provided in paragraph (c) of this Section, NK shall be deemed to have an exclusive license (even as to NeoPharm) to such Joint Inventions within the Territory and NeoPharm shall be deemed to have an exclusive license (even as to NK) to such Joint Inventions within the NeoPharm Territory, which exclusive license shall be royalty-free, irrevocable and extend until the expiry of the jointly owned patent(s); and

(c)           Each Party may, at its discretion, determine not to maintain its intellectual property rights set forth in this Section 8.5, and in such case the discontinuing Party shall notify the other Party in writing of the discontinuing Party’s determination not to maintain such intellectual property rights at least 3 months in advance of any deadlines for maintaining such intellectual property rights.  After such notice, the discontinuing Party shall be exempted from obligations to bear any and all expenses regarding such intellectual property rights.  After such notice, the other Party shall have the right to maintain such intellectual property rights at its expense and without any consideration to the discontinuing Party.  After such notice and if the other Party maintains such intellectual property rights, the discontinuing Party shall have no right to such intellectual property rights and the other Party who maintains such intellectual property rights shall have exclusive rights to such intellectual property rights, regardless of whether the intellectual property rights are in the Territory.

ARTICLE 9
CONFIDENTIALITY

9.1 Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, for the Term and the Additional Term and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose to any Third Parties other than its officers, employees, directors, sublicensees or Affiliates who are under a confidentiality obligation equivalent to that of the receiving Party and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement.  With respect to any information that a disclosing Party has identified in writing as its trade secret, the other Party shall keep such information confidential for the Term and the Additional Term and for ten (10) years thereafter and shall, upon request of the disclosing Party, destroy all such information after the expiration of the Term and the Additional Term and certify its destruction.

9.2 The Agreement.

(a)           The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both Parties.  Each Party shall have the right to disclose in confidence the material terms of this Agreement to parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services, or for bona fide purposes of entering into a merger, acquisition or sale of the entire business of a Party or the entire line of business relating to the Licensed Technology.

(b)           The Parties will consult with one another and agree on the provisions of this Agreement to be redacted in any filings made by either Party with the United States Securities and Exchange Commission or as otherwise required by law or regulation. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to the extent necessary to comply with the United States Securities and Exchange Commission requirements or those required by Applicable Laws.

9.3 Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

(i)            filing, prosecuting or maintaining Patent Rights included in the Licensed Patent Rights or other Patent Rights to be acquired hereunder;

(ii)           regulatory filings;

(iii)          prosecuting or defending litigation set forth in Article 8;

(iv)          complying with applicable regulations of Governmental Authorities; and

(v)           researching and developing IL13 and/or Products pursuant to this Agreement under conditions which are designed to maintain the non-public nature of the Confidential Information to the extent practicable.

Notwithstanding the foregoing, in the event a Party intends or is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 9.3, it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure, use Commercially Reasonable Efforts to secure confidential treatment of such information, and use Commercially Reasonable Efforts to assist the other Party’s efforts to intervene or secure confidential treatment of such information; provided, however, that with respect to a disclosure pursuant to this Section 9.3 (v), such a Party shall be exempted from the obligation to give advance notice to the other Party of such disclosure.

9.4 Public Announcements and Statements.  Neither NeoPharm nor NK, nor any Affiliate thereof, shall issue or cause publication of any press release or other public announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  Neither Party shall use the name of the other Party in any public statement or press release without the prior written approval of the other Party, which approval may not be unreasonably withheld, delayed or conditioned; provided, however, that both Parties shall give the other Party a minimum of three (3) business days to review any such press release or other public statement.  Notwithstanding the foregoing, each Party may make any disclosure which such Party, in the opinion of its counsel, is obligated to make pursuant to Applicable Laws, in which case such Party shall still endeavor to give the other Party an opportunity to review such disclosure but shall not be obligated to do so if such disclosure must, in the opinion of its counsel, be made without time for review.  The failure of a Party to draft such disclosure in a timely fashion shall not be deemed a reason to avoid submitting such disclosure to the other Party.

9.5 Publications or Presentations.  Notwithstanding anything set forth in this Agreement to the contrary, with respect to research and development activities conducted or sponsored by NK, whether through its employees, subcontractors, agents, or any academic, governmental, or other independent contractors, NK agrees that prior to making, allowing or authorizing any presentations or publications relating to the results of such activities (each individually a “Publication”) in the Territory or the NeoPharm Territory, NK shall provide NeoPharm with a copy of any proposed Publication at least thirty (30) days prior to such submission, presentation or publication thereof.  NK will not submit, permit or authorize such a Publication without prior written consent of NeoPharm, which consent, however, shall not be unreasonably withheld.  If NeoPharm fails to object to a proposed Publication within such thirty (30) day time period, NeoPharm shall be deemed to have consented to the submission, presentation or publication of such Publication.

ARTICLE 10
INDEMNIFICATION; INSURANCE

10.1         Indemnification.

(a)           Subject to Article 8, each Party shall indemnify and hold the other Party and the Licensors, and their employees, student researchers, fellows, agents and consultants, harmless from and against any and all Claims arising out of its or its Affiliates’ development, design, distribution, use or sale of IL13 and/or Products, other than those arising out of (i) the infringement of a Patent Right of a Third Party through the making, using or selling of IL13 and/or Products by the Party, its Affiliates and/or its sublicensees or (ii) the design, manufacture, distribution or use of any IL13 and/or Products or materials, or any other products or processes developed in connection with or arising out of the Licensed Technology.  Notwithstanding the foregoing, the other Party shall not be entitled to indemnification under this subsection (a), against any Claim to the extent such Claim arises from such other Party’s negligence or misconduct.

(b)           Subject to Article 8, each Party shall indemnify the other Party and hold the other Party and the Licensors harmless from and against any and all Claims arising out of any allegation of infringement of a patent right of a Third Party through the importation, making, having made, using, selling, offering to sell or having sold IL13 and/or Products by or on behalf of the Party which is brought by a Third Party.

(c)           For purposes of this Article 10, an indemnified Party shall be deemed to include the officers, directors, employees, students, fellows, agents, representatives, attorneys and consultants, shareholders, and contractors of such Party and its Affiliates.

10.2         Indemnification Procedure.  Promptly after an indemnified Party becomes aware of any actual or potential Claim hereunder, such Party shall promptly deliver written notice to the indemnifying Party stating the nature of the Claim; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying Party is actually prejudiced as a result of such failure.  The indemnified Party shall give the indemnifying Party such information with respect to the Claim as the indemnifying Party may from time to time reasonably request.  NeoPharm or any Licensor shall have the first right to (a) bring suit in their own respective names, at their own expense, and on their own behalf for infringement of presumably Valid Claims in the Licensed Patent Rights; (b) in any such suit, enjoin infringement and collect for their use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any Claim or suit for infringement of the Licensed Patent Rights; if NeoPharm or any Licensor do not notify NK within ninety (90) days of their intent to pursue legal action, NK will be free to initiate such action, provided that NeoPharm and any Licensor shall have a continuing right to intervene in such action.  Subject to the foregoing, the indemnifying Party shall have the right to conduct the defense of any suit or action related to the Claim if it has assumed responsibility for the suit, action or other proceeding in writing; provided, however, that if in the reasonable judgment of the indemnified Party such suit, action or other proceeding involves an issue or matter which could have a material adverse effect on the business, operations or assets of the indemnified Party, the indemnified Party may elect, at its own expense, to conduct a separate defense thereof, but in no event shall such election be construed as a waiver of any indemnification rights such indemnified Party may have under this Article 10, at law or in equity, or otherwise.  If the indemnifying Party defends the suit or action, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying Party shall pay the reasonable fees and costs of any separate counsel required for the indemnified Party to the extent such representation is due to a conflict of interest between the Parties.

10.3         Settlements.  Neither Party may settle any Claim, or any action or suit related to a Claim to a Third Party without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise materially limit the other Party’s rights to conduct its business as then conducted or limit a Party’s rights under this Agreement, and any payment made by a Party in such a settlement without obtaining such consent shall be at its own cost and expense.  Notwithstanding the foregoing, the indemnifying Party will be liable under this Article 10 for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified Party against any such Claim, or in any action or proceeding relating to a Claim and it is determined by dispute resolution pursuant to Article 13 hereof that the indemnifying Party was liable to the indemnified Party for indemnification related to such settlement.

10.4         Insurance.  Each Party shall maintain suitable amounts of insurance coverage for clinical trials and commercial product liability proportionate to the risks and exposures and standard for the industry and the respective territories in which Products are developed and commercialized.  The Parties shall work with one another to coordinate such appropriate insurance coverage for the activities contemplated by the Parties under this Agreement.

ARTICLE 11
TERM AND TERMINATION

11.1         Term of Agreement.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to other provisions of this Article 11, shall continue in full force and effect until the date which is the tenth anniversary date of the First Commercial Sale of the Product in the Territory; provided, however, that in the event NK has obtained by such tenth anniversary date Governmental Approval for the sale of Product for an additional indication or new formulation or dosage or active component based on the Development conducted by NK according to the decision of the JSC, this Agreement shall continue in full force and effect until the date which is the tenth anniversary date of the date of such Governmental Approval (the “Term”).  NK shall have the right, at its option, to extend the Term for such additional term (the “Additional Term”) as the Parties shall mutually agree in good faith, by giving NeoPharm the notice to that effect by [*] prior to the expiration of the Term or

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portion.

each Additional Term.  After expiration of this Agreement, including an Additional Term, if any, any and all rights and licenses granted hereunder regarding IL13, the Products and/or the Licensed Technology shall cease and terminate and shall revert back to NeoPharm.

11.2         Termination of Product Development.  Should NK fail to actively pursue its efforts towards Development for a period of more than [*] for any reason other than Force Majeure and a reasonable reason, such as a request by Governmental Authorities of the Territory, as determined in the reasonable judgment of the JSC, or should NK terminate at its discretion Development of IL13 and/or Products in the Territory by giving NeoPharm [*] prior written notice, this Agreement shall terminate at the end of such applicable period and all rights of NK to the Licensed Technology or IL13 and/or the Products (including all data, information, physical manifestations and Regulatory Filings) in the Territory shall revert and be delivered to NeoPharm, and NK shall be free from any and all monetary or developmental obligations otherwise accruing thereafter.  In addition, NeoPharm shall be granted a royalty-free worldwide exclusive license with sublicensing rights under the NK Technology and any Joint Inventions.

11.3         Default by NK.  Upon any Default by NK under this Agreement, NeoPharm shall notify NK of such Default and, in the event such Default shall be a payment Default, require that NK cures such Default within fifteen (15) days or in the event such Default shall be a Default other than a payment Default, require that NK cures such Default within thirty (30) days.  In the event NK shall not have cured the Default at the end of the applicable grace period, NeoPharm may terminate this Agreement.  Upon termination of this Agreement pursuant to this Section 11.3, all rights of NK to the Licensed Technology, IL13 and the Products (including all data, information, physical manifestations and Regulatory Filings) in the Territory shall immediately revert to NeoPharm and NK will promptly return to NeoPharm all physical manifestations of the Licensed Technology.  In addition, if NeoPharm terminates this Agreement pursuant to this Section 11.3, NK shall, free of charge, furnish promptly NeoPharm with NK Data which NK has at the time of such termination.

11.4         Default by NeoPharm.  Upon the Default by NeoPharm under this Agreement, NK shall notify NeoPharm of such Default and require that NeoPharm cures such Default within thirty (30) days.  In the event NeoPharm shall not have cured the Default at the end of the thirty (30) day grace period, at NK’s option, NK may terminate this Agreement or be relieved, without losing the license and sublicense to the Licensed Technology or any other right granted to NK under or pursuant to this Agreement (except to the extent NeoPharm’s license from any of its Licensors has been so terminated as to such Licensed Technology or other right), of any and all payment obligations other than those for supply of IL13 and/or Products by NeoPharm or any Third Party manufacturer to NK hereunder, until such time as NeoPharm has cured such Default.  In addition, if NK has selected not to terminate this Agreement pursuant to this Section 11.4, NeoPharm shall, free of charge, furnish promptly NK with NeoPharm Data which NeoPharm has at the time of such selection.  For Licensed Patent Rights for which the PHS is the Licensor, if NeoPharm’s license to any such patent estate is terminated, NK may either terminate this Agreement (with respect to the sublicense of such patent estate) or, at NK’s option, seek to convert such sublicense to a direct license between NK and PHS as specified in Section 2.5.

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portion.

11.5         Insolvency or Bankruptcy.

(a)           To the extent permitted by Applicable Laws, either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part, by written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged.

(b)           All rights and licenses granted under or pursuant to this Agreement, are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or other Applicable Laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against NK under the U.S. Bankruptcy Code or other Applicable Laws, NeoPharm shall to the extent legally possible be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless NK elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of NK upon written request therefor by NeoPharm.

(c)           Upon the termination of this Agreement by NeoPharm pursuant to this Section 11.5, all licenses to the Licensed Technology will revert to NeoPharm.

(d)           In case of a commencement of bankruptcy proceeding by or against NeoPharm under the U.S. Bankruptcy Code or other Applicable Laws, NeoPharm shall, free of charge, immediately furnish NK with NeoPharm Data which NeoPharm has at the time of such commencement and NK shall be entitled to the rights permitted by Applicable Laws.

11.6         Accrued Rights, Surviving Obligations.  With the exceptions explicitly provided otherwise herein, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights and obligations which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.

11.7         Termination or Modification by PHS.  PHS has reserved the right according to 35 U.S.C. §209(f)(4) to terminate or modify NeoPharm’s license to the Licensed Patent Rights for which PHS is the Licensor if PHS determines that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by NeoPharm.  In the event NeoPharm receives a notice relating to such termination or modification from PHS, NeoPharm shall immediately furnish to NK with a copy of such notice.  In the event any license from PHS to NeoPharm relating to PHS’s Licensed Patent Rights is terminated, this Agreement shall terminate as to PHS’s Licensed Patent Rights, and within ninety (90) days of such termination, a final report shall be submitted by NK.  Any Royalty payments, including those incurred but not yet paid, and those related to patent expense, due to NeoPharm shall become immediately due and payable.  If terminated under this Section 11.7, NK may elect to seek to convert its sublicense to a direct license with PHS.  If NK elects to convert the sublicense, such conversion will be subject to PHS approval and contingent upon acceptance by the sublicense of the remaining provisions of NeoPharm’s license with PHS, and if NK obtained such direct license from PHS, NK shall have the right to deduct the amount payable to PHS for such direct license from the License Fees, Milestone Payments and Royalties due pursuant to Article 4.  Unless otherwise specifically provided for under this Agreement, upon such termination, NK shall return all materials included within the terminated Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.  If and to the extent PHS, or any other Licensor, shall modify NeoPharm’s license to the Licensed Patent Rights, the sublicense to NK granted hereunder shall be modified to the same extent, mutatis mutandis.

ARTICLE 12
RIGHTS AND DUTIES UPON
TERMINATION OR EXPIRATION; REMEDIES

12.1         Monies Paid or Due.  Upon the termination of this Agreement, each Party shall have the right to retain all payments already received from the other Party pursuant to this Agreement, and each Party shall pay to the other all sums accrued hereunder which are then due.  Further, within sixty (60) days of any termination, NK shall provide an accounting from an independent accountant or auditor to NeoPharm of all Net Sales by NK or NK’s Affiliates.

12.2         Survival of Rights.  The termination or expiration of this Agreement shall not affect the accrued rights and obligations of NeoPharm or NK arising under or out of this Agreement or Claims arising during the Term and the Additional Term, and the obligations relating to such Claims.  In addition, any provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall survive to the extent required for the full observation and performance of this Agreement by the Parties.  Notwithstanding any provision herein to the contrary, the provisions of Sections 2.5, 6.5, 6.6, 8.4, 8.5, 14.5 and 14.10 and the provisions of Articles 9, 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement as long as necessary.

12.3         Transition Upon Termination.  (a) If this Agreement is terminated by NeoPharm due to reasons attributable to NK as provided herein, NK shall upon termination cooperate with NeoPharm and/or its Affiliates to transfer back to NeoPharm all title and interest in and to the Licensed Technology to use solely with the Products.  With respect to any Confidential Information of NeoPharm, NK shall, upon NeoPharm’s request, return to NeoPharm or destroy all such Confidential Information after the expiration of the Term and the Additional Term and certify its destruction.  (b) If this Agreement is terminated by NK due to reasons attributable to NeoPharm as provided herein, NeoPharm shall, upon NK’s request, return to NK or destroy all Confidential Information of NK after the expiration of the Term and the Additional Term and certify its destruction.

12.4         Damages.  In no event shall either Party be responsible for any consequential damages incurred by the other Party in connection with this Agreement, including, without limitation, lost profits or opportunities or injury to person or property resulting from the termination of this Agreement.

12.5         Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies shall remain available except as specifically agreed to otherwise herein.

ARTICLE 13
DISPUTE RESOLUTION

13.1         Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s or its Affiliates’ rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when such a dispute arises between the Parties.

13.2         Dispute Resolution Procedures.  If the Parties or the JSC cannot resolve a dispute within twenty (20) days of formal request by either Party to the other, any Party may, by written notice to the other (the “Dispute Notice”), have such dispute referred to their respective officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  Said designated officers are as follows:

For Nippon Kayaku:                            Head of Pharmaceuticals Group

For NeoPharm:                                      Chief Executive Officer

Any such dispute arising out of or relating to this Agreement which is not satisfactorily resolved between the Parties or the designated officers of the Parties pursuant to the foregoing shall be resolved by final and binding arbitration conducted in Honolulu, Hawaii, USA, under the current Licensing Agreement Arbitration Rules of the American Arbitration Association (“AAA”); provided, however, that depositions shall be permitted as follows:  Each Party may take no more than seven (7) depositions with a maximum of six (6) hours of examination time per deposition, and each such deposition shall take place in Chicago, Illinois, USA if NeoPharm is a defendant and in Tokyo, Japan if NK is a defendant.  The arbitration shall be conducted by three (3) arbitrators who are generally recognized as knowledgeable in the subject matter which is at issue in the dispute and who are selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules.  In conducting the arbitration, the arbitrators shall be able to decree any and all relief of an equitable nature, including, but not limited to, such relief as a temporary restraining order, a preliminary injunction, a permanent injunction or replevin of property.  The arbitrators shall also be able to award actual or general damages, but shall not award any other form of damages (i.e., punitive or consequential damages).  The Parties shall share equally the arbitrators’ fees and expenses pending the resolution of the arbitration unless the arbitrators, pursuant to their right but not their obligations, require the nonprevailing Party to bear all or any portion of the costs of the prevailing Party.  The decision of the arbitrators shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party, and the Parties hereby consent to the jurisdiction of such court.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1         Assignment; Change of Control.  Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party unless such assignment is accompanied by or pursuant to the sale of all or substantially all of the assigning Party’s assets, a merger, or other change of control of a Party.  This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 14.1 shall be void.  In the event of the sale of all or substantially all of a Party’s assets, a merger or other change of control, the other Party shall not have a right of first refusal to acquire any of the selling Party’s rights under this Agreement.

14.2         Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.3         Force Majeure.  Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

14.4         No Trademark Rights.  Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “NeoPharm” or “Nippon Kayaku” or any other Trademark, service mark or trade name of the other Party in connection with the performance or termination of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

14.5         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified air mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to NeoPharm, addressed to:

NeoPharm, Inc.

150 Field Drive, Suite 195

Lake Forest, Illinois USA 60045

Attention: Chief Executive Officer

Facsimile:  847-295-8854

If to NK, addressed to:

Nippon Kayaku Co., Ltd.

Tokyo Fujimi Building

11-2, Fujimi 1-chome, Chiyoda-Ku

Tokyo 102-8172, Japan

Attention:  Head of Pharmaceuticals Group

Facsimile:  +81-3237-5081

14.6         Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.7         Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

14.8         Counterparts.  This Agreement shall be executed in two counterparts, each of which shall contain the signature of the Parties and all such counterparts shall constitute one and the same agreement.

14.9         Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.10       Governing Law.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Illinois, USA.

14.11       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.12       Entire Agreement of the Parties.  This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

14.13       Independent Contractors.  The relationship between NeoPharm and NK created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NEOPHARM, INC.

/s/ Gregory P. Young

By:	Gregory P. Young

Title:	President and Chief Executive Officer

NIPPON KAYAKU CO., LTD.

/s/ Haruo Inose

By:	Haruo INOSE

Title:	Senior Managing Director, Head of Pharmaceuticals Group

EXHIBIT A

LICENSED PATENT RIGHTS

Patent or Patent Application	Licensor	Field of Use
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
App. No. JP 528499/96	United States PHS (License No. L-226-96/0)	Use of the chimeric molecule hIL-13-PE38QQR or cphIL-13-PE38QQR to treat cancer
App. No. PCT/US00/31044	United States PHS (License No. L-162-02/0)

Use of the Product in gene therapy applications to treat human cancers. Specifically, transfection of cancer cells with the IL-13 Receptor-alpha-2 (IL-13aR2) chain in order to sensitize such cells to the therapeutic effects of the IL-13 receptor-targeted immunoconjugates, hIL13-PE38QQR or cphIL-13-PE38QQR, which were exclusively licensed to NeoPharm under DHHS exclusive patent license L-226-96/0

App. No. PCT/US01/25663	United States PHS (License No. L-162-02/0)

Use of the Product in gene therapy applications to treat human cancers. Specifically, transfection of cancer cells with the IL-13 Receptor-alpha-2 (IL-13aR2) chain in order to sensitize such cells to the therapeutic effects of the IL-13 receptor-targeted immunoconjugates, hIL13-PE38QQR or cphIL-13-PE38QQR, which were exclusively licensed to NeoPharm under DHHS exclusive patent license L-226-96/0

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portion.

A-1

EXHIBIT B

DEVELOPMENT PLAN

[*]

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portion.

B-1

EXHIBIT C

Copies of Paragraphs 5.01-5.04, 8.01, 10.01-10.04, 12.05, and 13.07-13.09 of NeoPharm’s Agreement L-162-02/0 with PHS are binding upon NK will be attached hereto.

5.01	(a)

PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

(b)

In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

5.02

Licensee agrees that products used or sold in the United States embodying Licensed Product(s) or produced through use of Licensed Process(es) shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03

Licensee acknowledges that PHS may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License fro such future collaborators with PHS when acquiring such rights ins necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the CRADA.

5.04	(a)

In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academics or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Process(es).

(b)

In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee’s field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. §203(2).

8.01

Licensee agrees to keep accurate and correct records of Licensed Products(s) made, used, sold, or imported and Licensed Process(es) practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

10.01

Licensee shall use its reasonable commercial efforts to bring the License Product(s) and Licensed Process(es) to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02

Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Product(s) and Licensed Process(es) reasonably accessible to the United States public.

10.03

Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Product(s) or materials produced through the use of Licensed Process(es) available on a compassionate use basis to patients, either through the patient’s physician(s) and/or the medical center treating the patient.

10.04

Licensee further agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the License Product(s) and its use to treat cancer.

12.05

Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed product(s), Licensed

Processes(es) or materials by Licensee, or other products or processed developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.07

When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the grating of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.08

PHS reserves the right according to 35 U.S.C. §209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.09

Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR Part 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

EXHIBIT D

Copies of Paragraphs 5.01-5.04, 8.01, 10.01-10.02, 12.05, and 13.07-13.09 of NeoPharm’s Agreement L-226-96/0 with PHS are binding upon NK will be attached hereto.

5.01

PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use including for human clinical trials but not for purposes of commercial development, manufacture or distribution.

5.02

Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03

Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

5.04

In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant such nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of the materials.

8.01

Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PSH for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All

D-1

payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

10.01

Licensee shall use its reasonable best efforts to bring the License Products and Licensed Processes to Practical Application. “Reasonable best efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix D. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02

Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

12.05

Licensee shall indemnify and hold PHS, its employees, students, fellows, agents and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any License Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.07

PHS reserves the right according to 35 U.S.C. §209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08

Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.09

Within ninety (90) days of termination of this Agreement under this Article 13 or expiration under Paragraph 3.02, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.

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EXHIBIT E

Copies of forms of PHS Licenses (NeoPharm’s two agreements L-162-02/0 and L-226-96/0 with PHS)

PHS PATENT LICENSE AGREEMENT—EXCLVSIVE

PHS and Licensee agree as follows:

1.             BACKGROUND

1.01         In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02         By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the assigned inventions. DUBS also owns any tangible embodiments of these inventions actually reduced to practice by PBS.

1.03         The Assistant Secretary for Health of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. §§ 200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. § 37103, and/or the regulations governing the licensing of Government-owned inventions, 37 CFR Part 404.

1.04         PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.05         Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.             DEFINITIONS

2.01         “Background Patent Rights” shall mean U.S. Patent No. 4,892,827.

2.02         “Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.03         “Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.04         “First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.05         “Government” means the Government of the United States of America.

2.06         “Licensed Fields of Use” means the fields of use identified in Appendix B.

2.07         “Licensed Patent Rights” shall mean:

(a)           U.S. patent applications and patents listed in Appendix A as such, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

(b)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents;

(c)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.08         “Licensed Process(es)” means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09         “Licensed Product(s)” means tangible materials which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappea1ed or unappealable judgment of a court of competent jurisdiction.

2.10         “Licensed Territory” means the geographical area identified in Appendix B.

2.11         “Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.12         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent benefits are to tlle extent permitted by law or Government regulations available to the public on reasonable terms.

2.13         “Research License” means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research including human clinical trials and not for purposes of commercial manufacture or distribution or in lieu of purchase if Licensed Products or Licensed Processes are marketed by Licensee.

3.             GRANT OF RIGHTS

3.01         PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, and to sell and have sold any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02         PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a non-exclusive license under the Background Patent Rights in the Licensed Territory to make and have made. to use and have used. and to sell and have sold any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.03         This Agreement confers no license or rights by implication. estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights and Background Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights or Background Patent Rights.

4.             SUBLICENSING

4.01         Upon written approval by PHS which will be given within thirty (30) days of a written request by Licensee, said approval not to be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02         Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05 and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03         Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04         Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.             STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01         PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use including for human clinical trials but not for purposes of commercial development, manufacture or distribution.

5.02         Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03         Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

5.04         In addition to the reserved license of Paragraph 5.0 I above, PHS reserves the right to grant such nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms.  The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility.  In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of the materials.

6.             ROYALTIES AND REIMBURSEMENT

6.01         Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02         Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January

1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

6.03         Licensee agrees to pay PHS earned royalties as set forth in Appendix C. Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.04         Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.05         Licensee agrees to pay PHS assignment royalties as set forth in Appendix C.

6.06         A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights or Background Patent Rights for the purpose of computing the minimum annual royalty and earned royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.07         No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.08         (a) Transfer of Licensed Products by Licensee to sublicensees or an affiliated party made in other than an arm’s-length transaction for no further resale shall be attributed a value which would have been received in an arm’s-length transaction of like quantity and quality of products sold on or about the time of the transfer of Licensed Products for the purpose of calculating Net Sales.

6.08          (b) Transfer of Licensed Products by Licensee to sublicensees or affiliated party for further resale shall have attributed either a value which would have been received in arm’s-length transaction based on sales of like quantity and quality of products transferred on or about the time of such transfer of Licensed Products or the actual value received in a later arm’s-length transaction, whichever is greater, for purposes of calculating Net Sales.

6.09         (a) With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS’s submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS.

6.09         (b) With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patents included within the Background Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within (60) days of PHS’s submission of a statement and request for payment an amount equivalent to three thousand three-hundred dollars ($3,300.00).

6.10         With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement. PHS, at its sole option, may require Licensee:

(a) to pay PHS on an annual basis, within sixty (60) days of PHS’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

(b) to pay such expenses directly to the law firm employed by PHS to handle such functions.  However, in such event, PHS and not Licensee shall be the client of such law firm.

Under exceptional circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

6.11         Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days written notice to PHS and owe no payment obligation under Article 6.10 (a) for patent-related expenses incurred in that country after the effective date of such written notice.

7.             PATENT FILING. PROSECUTION. AND MAINTENANCE

7.01         Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

7.02         Upon PHS’s written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03         At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. If PHS elects to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights for a reason other than Licensee’s failure to perform under this Agreement, PHS shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS’s choice.

7.04         Each party shall promptly inform the other as 10 all matters that come to its attention that may affect the preparation, filing. prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.             RECORD KEEPING

8.01         Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02         Licensee agrees to conduct an independent audit of sales and royalties at least every two years if annual sales of the Licensed Product or Licensed Processes are over two (2) million dollars.  The audit may be conducted in conjunction with the annual audit performed on behalf of Licensee. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, the amount of funds owed to the Government under this Agreement, and whether the amount owed has been paid to the Government and is reflected in the records of the Licensee. A report by the auditor shall be submitted promptly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.             REPORTS ON PROGRESS. BENCHMARKS. SALES. AND PAYMENTS

9.01         Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.02         Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any Lime upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of practical application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03         Licensee shall report to PHS the date of the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrence.

9.04         Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.11 to determine Net Sales made under Article 6 to determine royalties due.

9.05         Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.06         Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, for FDA or NIH licenses to the National Institutes of Health, P.O. Box 360120, Pittsburgh, Pennsylvania 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07         Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments. The taxes paid by Licensee on behalf of PHS may be deducted from the earned royalty due under paragraph 6.03.

9.08         Late charges will be assessed by PHS as additional royalties on any overdue payments at a rate of one (I) percent per month compounded monthly. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09         All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential and any proposed disclosure of such records by the PHS under the Freedom of Information Act, 5 U.S.C. § 552 shall be subject to the predisclosure notification requirements of 45 CFR § 5.65(d).

10.           PERFORMANCE

10.01       Licensee shall use its reasonable best efforts to bring the License Products and Licensed Processes to Practical Application. “Reasonable best efforts” for the purposes of this provision shall include adherence to the Commercial

Development Plan at Appendix F and performance of the Benchmarks at Appendix D. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02       Upon the First Commercial Sale. until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.           INFRINGEMENT AND PATENT ENFORCEMENT

11.01       PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02       Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03       In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. H PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.04       In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. Up to twenty-five percent (25%) of such expenses may be credited against the royalties payable to PHS under Paragraph 6.03 under the Licensed Patent Rights in the country in which such a suit is filed. In the event that twenty-five percent (25%) of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royal ties due in any calendar year to less than the minimum annual royalty. Any recovery made by Licensee, through court judgment or settlement, first shall be applied to reimburse PHS for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. Any remaining recoveries shall be split with seventy-five (75%) going to Licensee and twenty-five percent (25%) going to PHS.

11.05       PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03.  PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.           NEGATION OF WARRANTIES AND Indemnification

12.01       PHS offers no warranties other than those specified in Article 1.

12.02       PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights,

or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03       PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

12.04       PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05       Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.           TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01       This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02       In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice.

13.03       In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. .

13.04       Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving PHS sixty (60) days written notice to that effect.

13.05       PHS shall specifically have the right to terminate or modify, at its option. this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; 2)

has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the animal reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS’s concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS’s concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS’s satisfaction, PHS may terminate this Agreement.

13.06       When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.07       PHS reserves the right according to 35 U.S.C. § 209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08       Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.09       Within ninety (90) days of termination of this Agreement under this Article 13 or expiration under Paragraph 3.02, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.

14.           GENERAL PROVISIONS

14.01       Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights. and all prior negotiations. representations, agreements, and understandings arc merged into. extinguished by, and completely expressed by this Agreement.

14.03       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04       If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05       The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06       All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

14.07       This Agreement shall not be assigned by Licensee except a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee.

14.08       Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including Public Health Service and National Institutes of Health regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09       Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10       Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11       By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided. or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee.  Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12       The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13       Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14       Paragraphs 4.03, 8.01, 9.06-9.08, 12.01-12.05, 13.08, 13.09, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT—EXCLUSIVE

SIGNATURE PAGE

For PHS:

s/ Barbara McGay	9/23/97
Signature of Authorized PHS Official	Date

Printed Name

Title

Mailing Address for Notices:

For Licensee (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:
Signature of Authorized Official

s/ John N.Kapoor
Signature of Authorized PHS Official	Date

John N.Kapoor
Printed Name

Chairman
Title

Mailing Address for Notices:

225 East Deerpath
Suite 250
Lake Forest, IL. 60045

APPENDIX A—Patent(s) or Patent Application(s)

Patent(s) or Patent Application(s) that are Licensed Patent Rights:

U.S. Patent 5,614,191 issued March 25, 1997

USSN 08/821,840 (div of 08/404,685) filed March 21, 1997

Patent(s) or Patent Application(s) that are Background Patent Rights:

U.S. Patent No. 4,892,827 issued January 9,1990

APPENDIX B—Licensed Fields of Use and Territory

Licensed Fields of Use: Use of the chimeric molecule hIL-13-PE38QQR or cphIL.-13-PE38QQR to treat cancer.

Licensed Territory:  World-wide

APPENDIX C—Royalties

Royalties:

1.             Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of seventy five thousand dollars ($75,000).

2.             Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of ten thousand dollars ($10,000) prior to the First Commercial Sale or twenty-five thousand dollars ($25,000.00) after the First Commercial Sale.

3.             Licensee agrees to pay PHS an earned royalty of four percent (4%) on Net Sales; provided however that Licensee shall be entitled to a credit of one-half percent (0.5%) against the earned royalty rate for each percent point in excess of two percent (2.0%) that Licensee must pay to an unaffiliated licensor for the manufacture and sale of Licensed Products. Said credit, however, shall not reduce the earned royalty due to PHS for Licensed Products below two percent (2.0%).

4.             Licensee agrees to pay PHS benchmark royalties as follows:

1.	Submission of first IND	$25,000
2.	Completion of first Phase I Clinical Trial	$50,000
3.	Completion of first Phase II Clinical Trial	$75,000
4.	Completion of each additional Phase II Clinical Trial	$35,000
5.	5. Completion of first Phase III Clinical Trial	$100,000
6.	Completion of each additional Phase III Clinical Trial	$50,000
7.	Approval of first BLN/ELA/PLA/NDA	$300,000
8.	Approval of each additional BLA/PLA/ELA/NDA	$150,000

5.             Licensee agrees to pay PHS sublicensing royalties as follows:

(a)           Twenty-five percent (25%) of earned royalties paid by a sublicensee on Net Sales or two percent of the Net Sales of a sublicensee, whichever is greater; and

(b)           Twenty percent (20%) of all non-creditable and non-refundable consideration received for granting a sublicense, if the technology is sublicensed on or before the one year anniversary of this Agreement; or ten percent (10%) of all non-creditable and non-refundable consideration received in granting a sublicense, if the technology is sublicensed after the one year anniversary of this Agreement. Fees paid expressly for research and development of Licensed Product and Licensed Processes, such as clinical trial support, shall be excluded.

6.             In the event that Licensee shall transfer, in a separate and distinct transaction, that aspect of its business involving this Agreement, Licensee agrees to pay PHS an assignment royalty of fifteen-percent (15%) of any cash consideration received as part of such sale or transfer; provided, however, that no such royalty shall be owed to PHS in the event that the foregoing transfer is part of or results from a merger, consolidation or other reorganization of the Licensee or from a sale, exchange or other transfer of all or substantially all of its assets.

APPENDIX D — Benchmarks and Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within ten (10) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

Not Done

Benchmark		Deadline

1.	Pilot Scale Up Production	within one year of executing this Agreement but not later than August 1, 1998
2.	Initiation of In Vivo Efficacy Studies	December 1, 1998
3.	Completion of In Vivo Efficacy Studies	October 1, 1999
4.	Initiation of Toxicological and Pharmacological Studies	April 1, 2000
5.	Completion of Toxicological and Pharmacological Studies	April 1, 2001
6.	IND Submission	November 1, 2001
7.	Initiation of Phase I Clinical Trial	March 1, 2002
8.	Completion of Phase I Clinical Trial	March 1, 2003
9.	Initiation of Small Phase II Clinical Trials for Renal Cell Carcinoma (use 20 patients)	September 1, 2003
10.	Completion of Small Phase II Clinical Trial in patients with Renal Cell Carcinoma	March 1, 2004
11.	Initiation of Large Phase II Clinical Trials in Renal Cell Carcinoma (use at least 150 patients)	September, 2004
12.	Election of 2nd cancer type- for development 13. Initiation of Small Phase II Clinical Trial on 2nd cancer type to be developed	March, 2005
14.	Completion of Large Phase II in patients with Renal Cell Carcinoma.	September, 2005
15.	Completion of Small Phase II Clinical Trial on 2nd cancer to be developed	June, 2006
16.	Initiation of Phase III Clinical Trial for Renal Cell Cancer	September, 2006
17.	Initiation of Large Phase II Clinical Trial for 2nd Cancer type to be developed	January, 2007
18.	Submission of a Revised Development Plan which includes election of 3rd indication to be developed and benchmarks for development	June, 2007

19.	Completion of Large Phase II Clinical Trial for 2nd Cancer type to be developed	June, 2008

20.	Completion of Phase III Clinical Trial Renal Cell Cancer	September, 2008
21.	Initiation of Phase III Clinical Trial for 2nd Cancer type to be developed	January, 2009
22.	BLA Submission for Renal Cell Cancer	March, 2009
23.	Product Launch for Renal Cell Cancer	March, 2010
24.	Completion of Phase III Clinical Trial for 2nd Cancer type in development	January, 2011
25.	BLA Submission for 2nd Cancer Type Developed	June, 2011
26.	Product Launch for 2nd Cancer Type Developed	June, 2012

The next therapy to be developed will treat either brain, pancreatic, ovarian, prostate, breast or colon cancer or Karposi’s sarcoma.

APPENDIX E—Commercial Development Plan

See Attached

See Attached

REVISED PROPOSAL FOR THE CLINICAL AND

COMMERCIAL

DEVELOPMENT OF hIL13-PE38QQR AS ANTICANCER AGENT.

(U.s. Patent 5,614,191)

NeoPharm, Inc.

225 E. Deerpath Road

Suite 250

Lake Forest, IL 60045

NeoPharm’s Action Plan

The studies performed by Dr. Puri et al described the expression of interleukin-13 receptor on solid human tumor cells. The technology describes the fusion of receptor binding ligand, IL-13, to mutant form of a bacterial toxin, Pseudomonas exotoxin (PE38QQR).  The chimeric protein known as hIL13-PE38QQR is expressed in Escherichia coli.  The resulting fusion protein is obtained from the inclusion bodies in E. coli, from where they are isolated and purified. Based on this technology, the fusion protein has been extracted in sufficient quantities to perform the in vitro experiments in several human cell lines to derme the therapeutic potential of this technology. It has been demonstrated that the chimeric human protein hIL13-PE38QQR is cytotoxic in picomole concentration to human glioblastomas cells and renal cancer cells. These are highly exciting observations since IL-13 receptors are very exclusively expressed by the human solid tumors and not by the normal cells of the body so far examined. Hence, specific targeting to tumor sites with this chimeric protein should be more effective while avoiding the toxicities to the normal cells. This modality of treatment in cancer chemotherapy will be potentially preferred since treatment limiting toxicities of anticancer drugs are the major obstacles for the successful management of the disease. At present the technology describes the in vitro application, however, some preliminary in vivo efficacy data recently became available. Hence, a major thrust of our Development Plan will be to a) obtain large quantities of this chimeric protein and to derme whether b) chimeric protein is as effective in vivo as in vitro, c) to identify other tumor types which express IL-13 receptors such as pancreatic cancers, Kaposi’s sarcoma, prostate cancer and colon cancers, etc., d) to identify the toxicities of this chimeric protein in at least two animal species by administering it through i.v., or i.p., and to define the

LD10, LD50 and LD100 doses in animals and e) to perform the clinical trials of this chimeric protein in various indications leading to the approval and marketing of this product.

1.         Implement Plans to Independently Secure future Continuing Supplies of hIL13-PE38QQR for Preclinical and Clinical Development:

The chimeric protein hIL13-PE38QQR is extracted from Escherichia Coli from the inclusion bodies. The process which is developed by Dr. Puri, Dr. Pas tan and Dr. Debinski provides quantities which are sufficient for in vitro and in a limited scale for in vivo studies.  However, for enlarged preclinical evaluation and for Phase I clinical use, the chimeric fusion protein has to be produced in larger quantities under Good Laboratory Practice (GLP) and Good Manufacturing Practice (GMP). NeoPharm believes that this task can be easily achieved by contracting out the scale-up production. With that consideration, NeoPharm has already identified three places where this chimeric protein can potentially be scaled-up. One of these is Inland Laboratories of Houston, Texas (contact person: Dr. Jerry Fulton), the second is Advanced Biosciences Laboratory, Kensington, MD (contact person:  Dr. Phil Markhum) and the third is Biological Response Modifier Programs of NCI, Frederick, MD, where fee-for-service contracts are now accepted (contact person: Dr. Steve Creekmore).  NeoPharm will select one of these sites for scale-up production after the formal approval of this licensing application.  The scale-up production of this chimeric protein will be achieved with the full cooperation and participation of the inventors of this technology.  The exact methodology of transfecting the E. Coli with the combined gene of IL-13R binding domain and the exotoxin gene expressing PE38QQR will be provided to contract manufacturer.  The manufacturer will perform this transfection, the E. Coli are grown in controlled media and from the inclusion bodies, IL13-PE38QQR is extracted, purified by gel chromatography and HPLC method and analyzed by Western Blot for biological characterization and cytotoxic characterization in Renal Cells Carcinoma (RCC cells). The scale-up chimeric protein has to meet all the criteria which are established by Dr. Puri’s laboratory at FDA. It is expected that the production of hIL13-PE38QQR in either of the places mentioned above would be sufficient for preclinical and Phase I studies with this protein. We expect that this chimeric protein should be available to us in sufficient quantity within one year of signing agreement. However, a major challenge would be to have enlarged quantities for Phase II trial leading to commercialization. This will involve identifying a pharmaceutical manufacturer with large fermentation capacity and resources to biologically characterize the chimeric protein production with full compliance of GLP and GMP requirements. We will undertake this task while the Phase I trials are in progress and the data supports the biological activity of hIL13-PE38QQR in a particular cancer type. In any situation, the investigators at FDA and NCI have to interact closely with the pharmaceutical manufacturer to validate the method and biologic activity of this chimeric protein with the established laboratory methods.

2.             To further enhance the in vitro and in vivo studies of hIL13-PE38QQR:

Within four months following the availability of sufficiently large quantities of this chimeric protein hIL13-PE38QQR, further studies will be performed to evaluate its cytotoxicity in Kaposi’s sarcoma cells, prostate cancer and pancreatic cancer established cell lines. These cell lines will be maintained at Dr. Puri’s laboratory and necessary experiments will be performed there.

The in vivo therapeutic evaluation of the chimeric protein hIL13-PE38QQR will be performed in nude mice implanted with renal carcinoma cells and Kaposi’s sarcoma cells. These tumor cells will be implemented S.C. and when the tumor mass becomes about 50 mm3, mice will be randomly divided in a group of ten and will be injected i. v. with this chimeric protein. The chimeric protein doses will range from 5 jlg/kg to 50 jlg/kg and will be administered three times at alternate days. The tumor volume will be calculated based on the formula, volume = (length) x (width)2 x (0.4). These doses will give a determination of minimal effective dose, most optimal dose as well as toxic therapeutic dose. The mice will be observed till day 60. The dose range employed in this study will determine the effectiveness of this modality of treatment in delaying the growth of the tumor, in completely curing the mice with tumor and also the cure rate of tumor with associated toxicities. It is expected that it will take about six months to complete these studies with necessary reporting to the company by the contractor.

3.             In Vivo Toxicity Evaluation

It is possible that the chimeric protein hIL13-PE38QQR would bind and internalize non-specifically into normal tissues, particularly the liver, thus adversely compromising the therapeutic potential of this modality of treatment. Further, a safe starting dose for clinical trial in humans will be derived by the LDIO doses in mice and rats. Hence, nude mice will be injected i.v. with this chimeric protein at doses of 50 p.g - 250 p.g/kg on day 1, 3 and 5, having 10 mice at each dose level. Three days after the last dose, half of the mice in each group will be bled by orbital sinus, blood will be collected and chemistries will be performed. Mice will then be sacrificed by cervical dislocation and tissues will be fixed in formalin for histopathologic evaluation. The blood chemistry determination will define the alterations in liver function tests as well as any abnormalities in metabolic processes. The tissues such as liver and spleen with abnormalities will identify the possible non-specific binding of this chimeric protein to these organs and pathological lesions observed therein.  All these studies will be performed in a GLP laboratory which is approved by FDA such as Hazelton Labs of Virginia.

A major concern with this chimeric protein is the manifestation of Vasculature Leakage Syndrome, VLS.  This phenomenon has been observed with other immunotoxins such as LMB-l. Though the chimeric protein LMB-l is much bigger than the chimeric protein hIL13-PE38QQR, it is hoped that manifestations of VLS will be minimal with this agent.  However, it will be highly prudent to evaluate the occurrence of this syndrome in mice and rats by histopathologic determinations established in Dr. Puri’s laboratory.  This methodology will be established in the contract laboratory of NeoPharm to perform the VLS studies. In addition, the dose range we have selected with this chimeric protein hIL13 PE38QQR will define the LD10 and LD50 doses in nude mice. The understanding of these doses will define the safe starting dose of this chimeric protein in humans. The same studies will be performed in rats at equivalent doses of mice.

We expect these studies to be completed within six months.

Pharmacokinetic Studies

The phannacokinetic studies of the chimeric protein hIL13-PE38QQR will be performed in nude mice at a dose of 25 jLg/kg Lv. For this study, thirty mice will be used and three mice at specified time will be bled from orbital sinus and 100-200 jLl of blood will be collected at 5, 10, 15, 20, 30, 60 and 120 minutes and at 4, 6 and 24 hours. The serum will be separated and stored at -70°C before the determination of toxin levels. Levels of recombinant toxin will be determined by their cytotoxic activity toward renal cell carcinoma (RCC) cells using a standard curve generated by the cytotoxic activity of purified toxin toward RCC cells. (These methods are well established in Dr. Puri’s laboratory).  The levels of toxin in the serum will be assayed by the contract laboratory as identified by NeoPharm.  In addition, the tissues will be homogenized in saline, centrifuged and supernatant will be assayed for the toxin levels by the established methods. These studies will provide the plasma half-life, area under the plasma concentration curve, clearance, and volume of distribution as well as tissue distribution of this toxin.  The attached chart describes the major activities which NeoPharm will be supporting for hIL13-PE38QQR.  We expect that this portion of studies will be completed within six months.

4.             Clinical Evaluation of hIL13-PE38QQR Chimeric Protein:

Within six months of having performed the in vivo toxicity and therapeutic evaluation of this chimeric protein, NeoPharm will submit an IND for the initiation of Phase I clinical trial.  This Phase I trial will be designed by NeoPharm and Dr. Puri and other collaborators at FDA and NCI. A major thrust of this Phase I protocol would be to identify the toxicities and if possible, efficacy of this chimeric protein at various dose levels. The starting Phase I dose of this chimeric protein will be 1/10h of the LD10 dose in mice. Assuming the LD10 dose of hIL13-PE38QQR to be 500 fJ.g/kg, the starting dose of Phase I in patients will be 50 fLg/kg. Three patients will receive this dose level and will be evaluated fully for the next three weeks for any toxicities. If no toxicities are observed, a cohort of three patients will be started with 50 % higher dose level of the initial dose and will be observed similarly for three weeks. If no grade 3 or 4 toxicities are observed, then the dose will be escalated to 100% i.e. 100 fJ.g/kg in the next cohort of 3 patients. This scheme of dose escalation will be continued in patients till grade 3 or 4 toxicities are encountered. If that happens, then the dose will be reduced to half the previous dose to describe in more detail the toxicities in 3 more patients. This will then be defined as the maximum tolerated dose (MTD). It is expected that the whole Phase I trial will enroll about 25 patients. It is executed that this Phase I trial will take about one year to be completed with full clinical evaluation of the data.

Patients eligible for this study will have a histologic diagnosis of a malignant solid tumor and have exhausted the available chemotherapeutic protocols for their disease, or have a malignant disease for which no palliable therapy is available. Where possible, biopsy samples of the tumor will be obtained to determine the IL-13 receptor sites. To enroll in the study, patients must be over 18 years of age and a KPS of at least 70%, with adequate bone marrow reserves and no organ function abnormality. All patients must provide an informed, written consent in accordance with Federal and Institutional guidelines. Though patients with any kind of malignancies will be enrolled, the investigators will give preference to enroll kidney cancer patients with distant metastasis to have some feeling about the performance of the chimeric protein hIL13-PE38QQR in the planned Phase II setting. In this Phase I trial all the patients, before therapy, will be required to have a medical history, physical examination, complete blood counts, biochemical profile analysis, electrocardiograms, chest x-rays and CAT scans as required for establishing the index of lesions. Patients will be monitored weekly for most of the above tests to define the occurrence of any toxicities as well as for the appearance of any antibodies either related to the recombinant protein receptor or recombinant exotoxin. Toxicities will be documented according to the Common Toxicity Criteria, Clinical Trials Evaluation Program, National Cancer Institute. Patients will be very carefully evaluated for Vascular Leakage Syndrome, fluid retention, hypotension, pulmonary edema and dyspnea.

NeoPharm’s Plan and Support for Clinical Development Leading to FDA Approval for Marketing.

After the completion of Phase I trial of hIL13-PE38QQR, NeoPharm will start a Phase II trial with the MTD doses of this chimeric protein in kidney cancer patients with metastasis.  This trial will enroll 20 patients to defme the efficacy of this chimeric protein for this indication.  The enrollment criteria will include histologic diagnosis of a malignant tumor which has not responded to conventional chemotherapy. Those patients should not have been treated with any immune modulator and do not express any antibodies for any known immune modulator.  This exclusion criteria ensures that overlapping toxicities are not manifested to mask any effect of this therapy. This Phase II trial will take six to nine months to be completed. If there are two responders in this limited Phase II trial, then NeoPharm, in concurrence with FDA, will start an enlarged Phase II trial at various cancer centers.  This enlarged Phase II trial will enroll at least 150 patients who have been newly diagnosed with the cancer. It is estimated that this Phase II trial will take about 18 months to be completed.  Since there is no approved drug for kidney cancer patients, a randomized Phase II trial would possibly be not required under the present guidelines of Cancer Drug Approval of FDA as initiated by Clinton Administration.  Though IL-2 is indicated for kidney cancer patients with KPS 0-1, however, patients with KPS 2-4 are contraindicated and therapy does not appear to have any clinical activity rather appears to be more toxic to those patient population.  Hence, it is expected that this enlarged Phase II trial will serve as a pivotal trial leading to the approval of drug from FDA depending on the clinical outcome and eventual approval for commercialization of this chimeric protein. NeoPharm expects to submit a BLA application six months after the enlarged Phase II trial is completed.  However, if the FDA feels that we have to perform a Phase II trial to justify the approval of this agent for commercialization, NeoPharm will undertake the trial which will enroll 300 patients to establish the efficacy of this agent for renal cell carcinoma and will take a minimum of two years to complete it.

To seek further indications for this chimeric protein as cancer therapeutic agent, NeoPharm will support Phase II trials of hIL13-PE38QQR in Kaposi’s sarcoma and brain cancer patients. The preliminary data which is gathered in the laboratory of Dr. Puri provides the justification for the initiation of these trials. Depending on the clinical outcome of these trials and the clinical efficacy of this chimeric protein for these neoplasms, decisions will be made by NeoPharm and FDA and NCI investigators to either up-scale the efforts or downsize the efforts. In any situation, it will be prudent for the company to seek one indication aggressively and dedicate most of the resources for that clinical indication.

NeoPharm will collect all the clinical data, perform the statistical analysis, compile the clinical efficacy and for each patient list the adverse reactions observed. The company will compile the whole CMC relating to the commercial production of this chimeric protein. All this work will be done independently by the Company to avoid any perceived or factual appearance of the conflict of interest with FDA due to the association of the inventors. As has been described in the various action plan of the company, NeoPharm will become a major partner with FDA and NCI investigators in promoting efforts and clinical trials for this chimeric protein hIL13-PE38QQR. However, when the approval application for marketing of this chimeric protein is prepared, there will be an arms length relationship between the company and FDA, NCI investigators. The eventual marketing of this compound at reasonable cost will have a major impact on overall well being of the cancer patients. It is hoped that these efforts by NeoPharm will provide access for this compound to community oncologist for a wider spectrum of needy patients and will eventually improve their quality of life, and as well as extend the survival rates of those patients.

ADDENDUM TO PROTOCOL

The following is the addendum for the quality control testing of the IL-13 chimeric protein.  This addendum becomes an integral part of the attached protocol.

The homogeneity of the chimeric protein will be performed by:

1.             SDS - polyacrylamide gel filtration

2.             Reverse- phase HPLC

In addition, the final product will also be tested for endotoxin levels.  If the desired levels are not achieved, the endotoxin will be removed by chromatographic methods until satisfactory levels are achieved.

340893

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PATENT LICENSE AGREEMENT - EXCLUSIVE

COVER PAGE

For PHS internal use only:

Patent License Number:

L 162 02/0

Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

U.S. Provisional Patent Application, S/N 60/229,842 [DHHS Ref. E-032-00/1], filed on August 31,2001; and

PCT Patent Application, S/N PCT/US00/31044 [DHHS Ref. E-032-00/3], filed on August 15, 2001.

Licensee:

NeoPharm, Inc.

150 Fields Drive

Suite 195

Lake Forest, Illinois 60045

Phone: (847)295 8678

Fax: (847) 295 8854

Cooperative Research and Development Agreement (CRADA) Number (if applicable):

No. 26 97 with the Food and Drug Administration

Additional Remarks: N/A

Public Benefit(s):

NeoPharm, Inc. agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Product(s) or materials produced through the use of Licensed Process(es) available on a compassionate use basis to patients, either through the patient’s physician(s) and/or the medical center treating the patient; and

NeoPharm, Inc. further agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Products) and its use to treat cancer.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

1)             The National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“DHHS”); and

2)             The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee”.

PHS PATENT LICENSE AGREEMENT - EXCLUSIVE

PHS and Licensee agree as follows:

1.             BACKGROUND

1.01         In the course of conducting biomedical and behavioral research, PUS investigators made inventions that may have commercial applicability.

1.02         By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. All rights, titles and interests in the Licensed Patent Rights have been transferred to PUS. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PUS.

1.03         The Secretary of DHHS has delegated to PUS the authority to miter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. §§200 212, the Federal Technology Transfer Act of 1986, 15 U.S.C. §3710a, and/or regulations governing the licensing of Government owned inventions, 37 CFR Part 404.

1.04         PUS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.05         Licensee desires to acquire rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.             DEFINITIONS

2.01         “Benchmarks” mean the performance milestones that are set forth in Appendix E.

2.02         “Commercial Development Plan” means the written commercialization plan attached as Appendix F.

2.03         “First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Product(s) or the initial practice of a Licensed Process(es) by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04         “Government” means the Government of the United States of America.

2.05         “Licensed Fields of Use” means the fields of use identified in Appendix B.

2.06         “Licensed Patent Rights” shall mean:

a)             Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)            to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations in part; iii) all patents issuing from such continuations in part, divisions, and continuations; iv) priority patent applications) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c)             to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07         “Licensed Process(es)” means processes which, in the course of being practiced would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08         “Licensed Product(s)” means tangible materials, which, in the course of manufacture, use, sale, or importation would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09         “Licensed Territory” means the geographical area identified in Appendix B.

2.10         “Net Sales” means the total gross receipts for sales of Licensed Product(s) or practice of Licensed Process(es) by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Product(s) available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.12         “Research License” means a nontransferable, nonexclusive license to make and to use the Licensed Product(s) or Licensed Process(es) as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.             GRANT OF RIGHTS

3.01         PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Product(s) in the Licensed Fields of Use and to practice and have practiced any Licensed Process(es) in the Licensed Fields of Use.

3.02         This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.             SUBLICENSING

4.01         Upon written approval by PHS, which approval shall not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02         Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01 5.04, 8.01, 10.01 10.04, 12.05, and 13.07 13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03         Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04         Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.             STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01         (a)           PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

(b)           In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non Federal party.

5.02         Licensee agrees that products used or sold in the United States embodying Licensed Product(s) or produced through use of Licensed Process(es) shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03         Licensee acknowledges that PHS may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the CRADA.

5.04         (a)           In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Process(es).

(b)          In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee’s field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. §203(2).

6.             ROYALTIES AND REIMBURSEMENT

6.01         Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02         Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year, and the minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1;

a)           PHS agrees to waive the minimum annual royalty as long as Licensee’s CRADA, No. 26 97, with the Food and Drug Administration is in effect. Licensee agrees to start paying the minimum annual royalty once the CICADA has expired or been terminated.  Upon said expiration or termination, the first minimum annual royalty will be due on the following January 1.

6.03         Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.04         Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.05         Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.06         A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the minimum annual royalty or the earned royalty payments in any given country on the earliest of the dates that a) the claim or application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.07         No multiple royalties shall be payable because any Licensed Product(s) or Licensed Process(es) are covered by more than one of the Licensed Patent Rights.

6.08         On sales of Licensed Product(s) by Licensee to sublicensees or on sales made in other than an arm’s length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

6.09         With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS’s submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS.

6.10         With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

a)             to pay PHS on an annual basis, within sixty (60) days of PHS’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

b)            to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not Licensee shall be the client of such law firm.

In limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

6.11         Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon ninety (90) days written notice to PHS and owe no payment obligation under Article 6.10 for patent related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

7.             PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01         Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent related documents to Licensee.

7.02         Upon PHS’s written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03         At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that VHS deems necessary to undertake such responsibilities. If PHS elects to assume control of the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the Licensed Patent Rights for a reason other than Licensee’s failure to perform under this Agreement, PHS shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS’s choice.

7.04         Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.             RECORD KEEPING

8.01         Licensee agrees to keep accurate and correct records of Licensed Product(s) made, used, sold, or imported and Licensed Process(es) practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02         Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Process(es) are over two (2) million dollars. The audit may be conducted in conjunction with the annual audit performed on behalf of Licensee. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.             REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01         Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02         Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Product(s) to the point of Practical Application as defined in 37 CFR Part 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03         Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04         Licensee shall submit to PHS within sixty (60) days after each calendar half year ending June 30 and December 31 a royalty report setting forth for the preceding half year period the amount of the Licensed Product(s) sold or Licensed Process(es) practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05         Licensee agrees to forward semi annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half year period as shall be pertinent to a royalty accounting to PUS by Licensee for activities under the sublicense.

9.06         Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to “NIH/Patent Licensing.” All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07         Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments. The taxes paid by Licensee on behalf of PHS maybe deducted from the earned royalty due under paragraph 6.03.

9.08         Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09         All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained front a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C: §552 shall be subject to the predisclosure notification requirements of 45 CFR part 5.65(d).

10.           PERFORMANCE

10.01       Licensee shall use its reasonable commercial efforts to bring the Licensed Product(s) and Licensed Process(es) to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02       Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Product(s) and Licensed Process(es) reasonably accessible to the United States public.

10.03       Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Product(s) or materials produced through the use of Licensed Process(es) available on a compassionate use basis to patients, either through the patient’s physician(s) and/or the medical center treating the patient.

10.04       Licensee further agrees, after its First Commercial Sale and as part of its marketing arid product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Product(s) and its use to treat cancer.

10.05       PHS acknowledges that information and materials related to the Licensed Patent Rights may be of assistance to Licensee in its commercialization efforts. Accordingly, PHS, at its discretion, will consider reasonable requests by Licensee for access to the inventors of the Licensed Patent Rights with regard to this information and materials. More specifically, PHS agrees to provide Licensee with information and materials, if available, related to the cDNA, mRNA, sequence data. etc., that might be necessary for the development and commercialization of the Licensed Product(s) and/or the Licensed Process(es) in the Licensed Fields of Use.

11.           INFRINGEMENT AND PATENT ENFORCEMENT

11.01       PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02       Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee shall be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03       In the event that a declaratory judgment action alleging invalidity or non infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee shall be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of such motion or other action. PHS agrees to submit a report to Licensee detailing these costs, expenses or fees within sixty (60) days of their verification and approval by PHS. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.04       In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.05       PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.           NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01       PHS offers no warranties other than those specified in Article 1.

12.02       PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03       PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04       PHS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.05       Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Product(s), Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.           TERM TERMINATION, AND MODIFICATION OF RIGHTS

13.01       This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02       The terms and conditions of this Agreement shall be considered by PHS to be withdrawn from Licensee’s consideration and the terms and conditions of this Agreement and the Agreement itself to be null and void, unless this Agreement is executed within thirty (30) days from the date of printing indicated at the bottom of each page.

13.03       In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.06, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

13.04       In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.05       Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS thirty (30) days written notice to that effect.

13.06       PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Product(s) or Licensed Process(es); 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Product(s) or Licensed Process(es) reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PUS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS’s concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS’s concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS’s satisfaction, PHS may terminate this Agreement.

13.07       When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.08       PHS reserves the right according to 35 U.S.C., §209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.09       Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR Part 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.10       Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Product(s) or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.           GENERAL PROVISIONS

14.01       Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04       If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification, No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05       The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06       All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07       This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee.

14.08       Licensee agrees in its use of any PHS supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials, for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09       Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10       Licensee agrees to mark the Licensed Product(s) or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Product(s) manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11       By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12       The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13       Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14       Paragraphs 4.03, 8.01, 9.05 9.07, 12.01 12.05, 13.09, 13.10, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT - EXCLUSIVE

SIGNATURE PAGE

For PHS:

s/ Jack Spiegel	4-29-02
Jack Spiegel, Ph.D.	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852 3804 U.S.A.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:

s/ James M. Hussey	7-1-02
Signature of Authorized Official	Date

James M. Hussey
Printed Name

President
Title

Official and Mailing Address for Notices:

NeoPharm, Inc.

150 Fields Drive

Suite 195

Lake Forest, Illinois 60045

Phone: (847) 295 8678

Fax:(847)295 8854a

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801 3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fines) and/or imprisonment).

APPENDIX A Patents) or Patent Application(s)

Patent(s) or Patent Application(s):

U.S. Provisional Patent Application, S/N 60/229,842 [DHHS Ref. E-032-00/1], filed on August 31, 2001; and

PCT Patent Application, S/N PCT/US00/31044 [DHHS Ref. E-032-00/3], filed on August 15, 2001.

APPENDIX B - Licensed Fields of Use and Territory

Licensed Fields of Use:

Use of the Licensed Product(s) and/or the Licensed Process(es) in gene therapy applications to treat human cancers. Specifically, transfection of cancer cells with the IL-13 Receptor-alpha-2 (IL-13Ra2) claim in order to sensitize such cells to the therapeutic effects of the IL-13 Receptor targeted immunoconjugates, hIL-13-PE38QQR or cphIL-13-PE38QQR, which were exclusively licensed to Licensee under DHHS exclusive patent license L-226-96/0.

Licensed Territory:

Worldwide

APPENDIX C - Royalties

Royalties:

I.              Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of One Hundred Thousand Dollars ($100,000.00);

II.            Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of;

a.              Ten Thousand Dollars ($10,000.00) prior to the First Commercial Sale; and

b.             Twenty Five Thousand Dollars ($25,000.00) after the First Commercial Sale, said Twenty Five Thousand Dollars ($25,000.00) being creditable against the earned royalty on Net Sales due for sales made in that year. .

III.           Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees as follows:

a.              Four (4.0) percent on Net Sales; provided however that Licensee shall be entitled to a credit of one half percent (0.5%) against the earned royalty rate for each percent point in excess of two percent (2.0%) that Licensee must pay to an unaffiliated licensor for the manufacture and sale of Licensed Product(s). Said credit, however, shall not reduce the earned royalty due to PHS for Licensed Product(s) below two percent (2.0%).

IV.           Licensee agrees to pay PHS benchmark royalties as follows:

a.	Submission of first IND	$ 10,000.00;
b.	Completion of first Phase I Clinical Trial	$ 50,000.00;
c.	Completion of first Phase 11 Clinical Trial	$ 75,000.00;
d.	Completion of first Phase III Clinical Trial	$100,000.00;
e.	Approval of first BLA/ELA/PLA/NDA	$250,000.00; and
f.	First Commercial Sale	$300,000;

V.            Licensee agrees to pay PHS additional sublicensing royalties as follows:

a.              Twenty (20.0) percent of all non creditable and non refundable consideration received for granting a sublicense, if the technology is sublicensed on or before the one year anniversary of this Agreement; or ten (10.0) percent of all non creditable and non refundable consideration received in granting a sublicense, if the technology is sublicensed after the one year anniversary of this Agreement. Fees paid expressly for research and development, after the effective date of this Agreement, of Licensed Product(s) and Licensed Process(es), such as clinical trial support, shall be excluded.

APPENDIX D - Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

Modifications made to the model language have been incorporated into the body of this Agreement.

APPENDIX E - Benchmarks and Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

The deadlines provided herein extend from the date of receipt by Licensee of the cDNA for IL-13Ra2 from the PHS and are cumulative:

1. Scale up of the Licensed Product(s):	Two (2) years;
2. Comparative Study of viral and liposomal based vector systems:	One (1) year;
3. Pre clinical studies and data review:	One (1) year;
4. GMP production of cDNA/vector delivery system for use in clinical trials:	One (1) year;
5. Completion of first Phase I clinical trials:	Eighteen (18) months;
6. Completion of first Phase II clinical trials:	Two (2) years;
7. Completion of first Phase III clinical trials:	Three (3) years;
8. First Commercial Sale	One (1) year after submission of BLA Application

APPENDIX F - Commercial Development Plan

The technology described in the Licensed Patent Rights will be used as gene therapy for various types of cancers. Several years ago Dr. Raj Puri at FDA identified the receptors for Interleukin 13 (IL-13) on various human tumors. Subsequently, he showed that a chimeric protein IL-13 PE38QQR is highly cytotoxic to those cancers, which express high levels of IL-13 receptors, such as renal cell carcinoma, glioblastoma and Kaposi’s sarcoma. In addition, it was demonstrated that the primary IL-13 binding protein, IL-13 Ra2 chain, plays a dominant role in ligand binding and internalization. This chain is expressed on a variety of cancer cell lines; however, some cancer cell types express low levels of this receptor chain. Because of this low level expression of IL-13-Ra2 chain, these cells show very little sensitivity to the targeted toxin IL-13-PE38QQR. It was proposed that gene transfer of this chain with cancer cells might increase their sensitivity to IL-13 toxin. Hence, IL-13-Ra2-chain gene was cloned from human glioma cell lines and inserted into expression vector for gene transfer. It has been demonstrated that head and neck cancer cells that are not sensitive to IL-13 PE38QQR acquired pronounced sensitivity as a result of gene transfer of IL-13-Ra2. In addition, remarkable antitumor activity was observed in two tumor models of head and neck cancer cells transfected with IL-13-Ra2 gene in vivo.

The field of use for this gene transfer modality could be quite important in cancer chemotherapy for localized tumors such as head and neck cancers, prostate cancers and brain cancers. It is possible to sensitize these cancers by intratumoral or systemic transfer of IL-13-Ra2 gene.

A major thrust of the Licensee’s Commercial Development plan will be a) to obtain large quantities of this cDNA and identify the most effective vector for the plasmid; b) to evaluate the in vivo efficacy of this gene therapy in various tumor models by systemic administration; c) to identify the toxicities of this plasmid and the vector in at least two animal species by administering it through i.v. and s.c. administration; to define LD10, LD50 and LD100 doses in animals and d) to perform the clinical trials of this plasmid with the appropriate vector in various indications leading to the regulatory approval and marketing of this technology.

The various steps of drug development outlined above are defined more elaborately as benchmarks mutually agreed upon between Licensee and PHS and are listed in Appendix E of this Agreement. The Licensee will perform quite diligently to achieve these defined benchmarks leading to the marketing of this product, The Licensee is already performing Phase Il/III trials with IL-13-PE38QQQR in brain cancer, glioblastoma. The Licensee intends to expedite the commercial development of this immunotoxin with the concurrent development of this gene therapy technology for cancer cells to overexpress high levels of IL-13 receptors. The Licensee is willing to commit the necessary financial resources for the successful development of this technology.